SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐            Preliminary Proxy Statement

☐            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒            Definitive Proxy Statement

☐            Definitive additional materials

☐            Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PepsiCo, Inc.

(Names of Registrant as Specified in Its Charters)

(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

700 Anderson Hill Road

Purchase, New York 10577-1444

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PepsiCo will hold its Annual Meeting of Shareholders at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 7, 2003, at 11:00 A.M. local time, to:

■	Elect directors.
■	Approve the appointment of independent auditors.
■	Approve the 2003 Long-Term Incentive Plan.
■	Act upon three shareholder proposals described in the attached Proxy Statement.
■	Transact any other business that may properly come before the Meeting.

If you own shares of PepsiCo Common or Convertible Preferred Stock as of the close of business on March 14, 2003 (the “Record Date”), you can vote those shares by mailing the enclosed proxy card or voting at the Meeting. Shareholders of record may also submit their proxies electronically or by telephone as follows:

•	By visiting the web site at https://www.proxyvotenow.com/pep and following the instructions; or
•	By calling 1-866-358-4697 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

If you plan to attend the Meeting, please check the box on your proxy card, so that we may send you an admission card.

Whether or not you plan to attend the Meeting, please complete the enclosed proxy card, and sign, date and return it promptly in the enclosed postage-paid envelope so that your shares will be represented. The holders of record of a majority of the aggregate outstanding shares of Common and Convertible Preferred Stock must be present in person or represented by proxy at the Annual Meeting in order to hold the Meeting. Any shareholder returning a proxy may revoke it by voting at the Meeting.

March 24, 2003	DAVID R. ANDREWS

Secretary

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577-1444

www.pepsico.com

March 24, 2003

PROXY STATEMENT

The Board of Directors of PepsiCo, Inc. (“PepsiCo” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 7, 2003, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

PepsiCo’s authorized stock includes both Common Stock and Convertible Preferred Stock. At March 14, 2003, the record date, there were 1,718,045,396 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 591,853 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 2,937,070 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date, rounded to the nearest one-tenth. Holders of the Common Stock and the Convertible Preferred Stock vote together on all matters as a single class. The outstanding shares of Common Stock were registered in the names of 222,743 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 4,154 shareholders. As far as we know, no person owns beneficially more than 5% of the outstanding Common or Convertible Preferred Stock.

PepsiCo is making its first mailing of this Proxy Statement on or about March 24, 2003.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors proposes the following fourteen nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

JOHN F. AKERS, 68, former Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, has been a member of PepsiCo’s Board since 1991 and is Chairman of its Compensation Committee. Mr. Akers joined IBM in 1960 and was Chairman and Chief Executive Officer from 1986 until 1993. He is also a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc., The New York Times Company, and W.R. Grace & Co.

ROBERT E. ALLEN, 68, former Chairman of the Board and Chief Executive Officer of AT&T Corp., has been a member of PepsiCo’s Board since 1990 and is Chairman of its Nominating and Corporate Governance Committee. He began his career at AT&T in 1957 when he joined Indiana Bell. He was elected President and Chief Operating Officer of AT&T in 1986, and was Chairman and Chief Executive Officer from 1988 until 1997. He is also a director of Bristol-Myers Squibb Company and WhisperWire, and a Trustee of The Mayo Foundation and Wabash College.

PETER FOY, 62, is Chairman of Whitehead Mann Group, an executive search firm based in London, a position he has held since January 1, 2001. He was elected to PepsiCo’s Board in 1997. He is the former Chairman of Baring Brothers International Ltd., the corporate finance section of ING Group’s investment bank. Mr. Foy joined McKinsey & Co., Inc. in 1968, became a director and head of its U.K. Consumer Goods Practice in 1980, the managing director of McKinsey U.K. in 1983, and was Senior Partner from 1990 until 1996. In 1996, he became Chairman of Baring Brothers, a position he held until he retired in December 1998. Mr. Foy is also a director of P&O Princess Cruises plc and Safeway plc.

RAY L. HUNT, 59, Chairman and Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President, Hunt Consolidated, Inc., was elected to PepsiCo’s Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Electronic Data Systems Corporation, King Ranch, Inc., and Chairman of the Board of Directors of the Federal Reserve Bank of Dallas.

ARTHUR C. MARTINEZ, 63, former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo’s Board in 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. He is also a director of Liz Claiborne, Inc., International Flavors and Fragrances, Inc. and Martha Stewart Living Omnimedia, Inc. Mr. Martinez is a member of the Supervisory Board of ABN AMRO Holding, N.V.

INDRA K. NOOYI, 47, was elected to PepsiCo’s Board and became President and Chief Financial Officer in May 2001, after serving as Senior Vice President and Chief Financial Officer since February 2000. Ms. Nooyi also served as Senior Vice President, Strategic Planning and Senior Vice President, Corporate Strategy and Development from 1994 until 2000. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc. Ms. Nooyi is also a director of Motorola, Inc.

FRANKLIN D. RAINES, 54, was elected to PepsiCo’s Board in 1999, and is Chairman of its Audit Committee. Mr. Raines has been Chairman of the Board and Chief Executive Officer of Fannie Mae since January 1999. He was Director of the U.S. Office of Management and Budget from 1996 to 1998. From 1991 to 1996, he was Vice Chairman of Fannie Mae and in 1998 he became Chairman and CEO-Designate. Prior to joining Fannie Mae, Mr. Raines was a general partner at Lazard Freres & Co., an investment banking firm. Mr. Raines is also a director of AOL Time Warner Inc. and Pfizer Inc.

STEVEN S REINEMUND, 54, has been PepsiCo’s Chairman and Chief Executive Officer since May 2001. He was elected a director of PepsiCo in 1996 and before assuming his current position, served as President and Chief Operating Officer from September 1999 until May 2001. Mr. Reinemund began his career with PepsiCo in 1984 as a senior operating officer of Pizza Hut, Inc. He became President and Chief Executive Officer of Pizza Hut in 1986, and President and Chief Executive Officer of Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996.

SHARON PERCY ROCKEFELLER, 58, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She is a member of the Board of Directors of Public Broadcasting Service, Washington, D.C. and was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992. Mrs. Rockefeller is also a director of Sotheby’s Holdings, Inc.

JAMES J. SCHIRO, 57, was elected to PepsiCo’s Board in January 2003. Mr. Schiro became Chief Executive Officer of Zurich Financial Services in May 2002, after serving as Chief Operating Officer—Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand.

FRANKLIN A. THOMAS, 68, was elected to PepsiCo’s Board in 1994. From 1967 to 1977, he was President and Chief Executive Officer of the Bedford-Stuyvesant Restoration Corporation. From 1977 to 1979 Mr. Thomas had a private law practice in New York City. Mr. Thomas was President of the Ford Foundation from 1979 to April 1996 and is currently a consultant to the TFF Study Group, a non-profit organization assisting development in southern Africa. He is also a director of ALCOA Inc., Citigroup Inc., Cummins, Inc. and Lucent Technologies.

CYNTHIA M. TRUDELL, 49, President of Sea Ray Group since 2001, was elected to PepsiCo’s Board in January 2000. From 1999 until 2001, Ms. Trudell served as General Motors’ Vice President and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions. In 1995, she became plant manager at GM’s Wilmington Assembly Center in Delaware. In 1996, she became President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu.

SOLOMON D. TRUJILLO, 51, Chief Executive Officer of Orange SA since March 2003, was elected to PepsiCo’s Board in January 2000. Previously, Mr. Trujillo was Chairman, Chief Executive Officer and President of Graviton, Inc. from November 2000, Chairman of US WEST from May 1999, and President and Chief Executive Officer of US WEST beginning in 1998. He served as President and Chief Executive Officer of US WEST Communications Group and Executive Vice President of US WEST from 1995 until 1998 and President and Chief Executive Officer of US WEST Dex, Inc. from 1992 to 1995. Mr. Trujillo is also a director of Gannett Company, Inc., Orange SA and Target Corporation.

DANIEL VASELLA, 49, was elected to PepsiCo’s Board in February 2002. Dr. Vasella became Chairman of the Board and Chief Executive Officer of Novartis AG in 1999, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992. Dr. Vasella is a director of Credit Suisse Group.

If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the current Board of Directors.

OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 14, 2003, the shares of PepsiCo Common Stock beneficially owned by each director (including nominees), by our five most highly compensated executive officers individually, and by all directors and executive officers as a group:

Name of Individual or Number of Persons in Group	Number of Shares of Common Stock Beneficially Owned(1)(2)
John F. Akers	96,434
Robert E. Allen	92,309
Roger A. Enrico (3)(4)	4,556,140
Peter Foy	51,211
Ray L. Hunt (4)	536,694
Arthur C. Martinez	34,628
Robert S. Morrison (5)	4,599,425
Indra K. Nooyi	832,043
Franklin D. Raines	37,716
Steven S Reinemund (4)	1,817,822
Sharon Percy Rockefeller	83,408
Gary M. Rodkin	741,426
James J. Schiro	12,462
Franklin A. Thomas	56,770
Peter M. Thompson	806,627
Cynthia M. Trudell	32,367
Solomon D. Trujillo	43,947
Daniel Vasella	12,917
All directors and executive officers as a group (25 persons)	16,999,604

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days through the exercise of vested stock options: John F. Akers, 66,711 shares; Robert E. Allen, 46,997 shares; Roger A. Enrico, 4,034,167 shares; Peter Foy, 44,359 shares; Ray L. Hunt, 65,911 shares; Arthur C. Martinez, 23,645 shares; Robert S. Morrison, 4,153,289 shares; Indra K. Nooyi, 763,635 shares; Franklin D. Raines, 29,504 shares; Steven S Reinemund, 1,577,381 shares; Sharon Percy Rockefeller, 38,508 shares; Gary M. Rodkin 695,624 shares; James J. Schiro, 10,377 shares; Franklin A. Thomas, 42,883 shares; Peter M. Thompson 782,905 shares; Cynthia M. Trudell, 26,866 shares; Solomon D. Trujillo, 37,762 shares; Daniel Vasella 10,417 shares; and all directors and executive officers as a group, 14,963,498 shares.

(2)	The shares shown also include the following number of PepsiCo Common Stock equivalents, which are held in PepsiCo’s deferred income program: John F. Akers, 4,797 shares; Robert E. Allen, 38,176 shares; Roger A. Enrico, 453,842 shares; Peter Foy, 3,156 shares; Ray L. Hunt, 4,797 shares; Arthur C. Martinez, 8,983 shares; Robert S. Morrison, 392,899 shares; Indra K. Nooyi, 67,130 shares; Franklin D. Raines, 7,212 shares; Steven S Reinemund, 227,529 shares; Gary M. Rodkin, 42,046 shares; Franklin A. Thomas, 12,887 shares; Cynthia M. Trudell, 5,501 shares; Solomon D. Trujillo, 2,185 shares; and all directors and executive officers as a group, 1,271,146 shares.

(3)	Mr. Enrico served as Chairman of the Board and Chief Executive Officer of the Company from 1996 through 2001 and will retire from the Board of Directors on May 7, 2003.

(4)	The shares shown include 26,700 shares owned by Mr. Hunt in a corporation over which he has sole voting and investment power and 414,786 shares held in trusts over which he has sole investment power; 1,817,822 shares over which Mr. Reinemund shares voting and investment power with his spouse; 1,340 shares held by Mr. Reinemund in a limited liability corporation over which he has shared voting and investment power; and 18,000 shares owned by a family charitable foundation over which Mr. Enrico exercises shared voting and investment power.

(5)	Mr. Morrison retired from the Company as a Director on January 30, 2003 and as an officer on February 2, 2003. Mr. Morrison holds 386 shares of Convertible Preferred Stock in his 401(k)/ESOP plan account and is the only person included in the table to hold PepsiCo Convertible Preferred Stock.

Directors and executive officers as a group own less than 1% of outstanding Common Stock and less than 1% of outstanding Convertible Preferred Stock.

CORPORATE GOVERNANCE AT PEPSICO

Our business and affairs are overseen by our Board of Directors pursuant to the North Carolina Business Corporation Act and our By-Laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually.

PepsiCo’s Board held six meetings during 2002. Average attendance by incumbent directors at Board and Committee meetings was approximately 97%. No incumbent director attended fewer than 75% of the total number of Board and Committee meetings.

In 2002, the Board of Directors adopted Corporate Governance Guidelines (attached as Exhibit A to this Proxy Statement), and approved the Company’s revised Worldwide Code of Conduct (filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002), both of which are posted on the Company’s website, www.pepsico.com. All of PepsiCo’s executive officers, other senior employees and directors have signed certifications with respect to their compliance with the Worldwide Code of Conduct.

Director Independence

The Board of Directors has determined that all twelve of the non-employee directors (consisting of 80% of all current directors and, subject to the election of the nominees standing for election to the Board at the Annual Meeting of Shareholders, 87% of all directors after May 2003) have met the independence standards within the meaning of the proposed rules of the New York Stock Exchange, based on the application of the standards that were proposed to the Board of Directors by the Nominating and Corporate Governance Committee and then adopted by the Board in January 2003. Our Corporate Governance Guidelines, including the criteria for determining director independence, are attached to this Proxy Statement as Exhibit A. No Director receives any fees from the Company other than those received in his or her capacity as a Director.

Presiding Director

In September 2002, the Board of Directors appointed Robert E. Allen, the Chairman of our Nominating and Corporate Governance Committee, the presiding director of the Board. In his capacity as the presiding director, Mr. Allen presides at the regularly-scheduled executive sessions of the Board, at which only non-employee directors are present. Shareholders may communicate with Mr. Allen by sending a letter addressed as follows: PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577, Attention: Presiding Director.

Exercise and Hold Policy and Stock Ownership Guidelines

To ensure that our senior executives exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy and Stock Ownership Guidelines, effective October 1, 2002, that apply to all directors and certain senior executives of the Company. Pursuant to the Exercise and Hold Policy, the aggregate amount of cash that may be received by an individual upon exercise of options during each calendar year is limited to 20% of the pre-tax gains on all vested outstanding options as of February 1 of that year. Amounts in excess of the 20% limit must be held in PepsiCo shares, net of taxes and broker fees, for at least one year after exercise. Under the Company’s Stock Ownership Guidelines, certain senior executives and directors will be expected to own PepsiCo stock worth between two times and eight times base compensation, depending on their position.

Committees of the Board of Directors

In January 2003, the Board of Directors reconstituted its three committees, each of which had previously been made up of all of the outside directors of the Company. Currently, the six members of the Audit Committee are Arthur C. Martinez, Franklin D. Raines (Chairman), James J. Schiro, Franklin A. Thomas, Cynthia M. Trudell and Solomon D. Trujillo. The six members of both the Compensation Committee and the Nominating and Corporate Governance Committee are: John F. Akers (Chairman, Compensation Committee), Robert E. Allen (Chairman, Nominating and Corporate Governance Committee), Peter Foy, Ray L. Hunt, Sharon Percy Rockefeller and Daniel Vasella.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which was established in 1997 and renamed in 2002, held three meetings in 2002. Pursuant to its charter, which was revised in 2002 and is available on the Company’s website, the Nominating and Corporate Governance Committee (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the Committees of the Board; (b) develops and recommends to the Board corporate governance principles and the Worldwide Code of Conduct applicable to the Company and monitors compliance with all such principles and policies; (c) develops and recommends to the Board criteria to assess the independence of members of the Board; (d) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees; (e) assesses and reports to the Board on performance and effectiveness of the Board and its committees; and (f) reviews and reports to the Board with respect to director compensation and benefits. The Committee does not solicit director nominations, but will consider recommendations sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577.

The Compensation Committee

The Compensation Committee, which has been active since 1955, held five meetings during 2002. The Compensation Committee (a) oversees the policies of the Company relating to compensation of the Company’s executives and makes recommendations to the Board with respect to such policies; (b) produces a report on executive compensation for inclusion in the Company’s proxy statement; and (c) monitors the development and implementation of succession plans for the Chief Executive Officer and other key executives, and makes recommendations to the Board with respect to such plans. The Compensation Committee’s charter, adopted in 2002, is available on the Company’s website.

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Committee was composed entirely of outside, independent directors as follows: John F. Akers (Chairman), Robert E. Allen, Peter Foy, Ray L. Hunt, Arthur C. Martinez, Franklin D. Raines, Sharon Percy Rockefeller, Franklin A. Thomas, Cynthia M. Trudell, Solomon D. Trujillo and Daniel Vasella. None of PepsiCo’s outside, independent directors is an executive officer of a public company of which a PepsiCo executive officer is a director.

The Audit Committee

The Audit Committee, which was established in 1967, held three meetings in 2002. Under its charter, which was amended on November 22, 2002 and which is attached hereto as Exhibit B and is also available on the Company’s website, the Audit Committee’s primary responsibilities are to assist the Board’s oversight of: (a) the quality and integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent auditors. The report of the Audit Committee is set forth below.

Audit Committee Financial Experts

The Board of Directors has determined that Arthur C. Martinez, Franklin D. Raines and James J. Schiro, members of our Audit Committee, satisfy the criteria adopted by the Securities and Exchange Commission to serve as “audit committee financial experts” and have been determined to be independent directors, pursuant to the standards set forth in the Corporate Governance Guidelines, attached as Exhibit A to this Proxy Statement, and the requirements under the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

PepsiCo’s Audit Committee consists entirely of directors who meet the existing independence and financial experience requirements of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in November 2002.

The Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and the Company’s independent auditors, KPMG LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. The Audit Committee also discussed with the Company’s senior management and independent auditors the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2002. The Committee also reviewed all fees paid to the independent auditors; these fees are described at the end of this report.

The Committee reviewed KPMG’s independence and, as part of that review, received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to KPMG’s independence from the Company. The Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the auditor’s independence. The Audit Committee has adopted a formal policy on Audit, Non-Audit and Audit Related Services which is published on the Company’s website. The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and had the opportunity to ask KPMG questions relating to such matters.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2002, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended to shareholders the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year 2003.

THE AUDIT COMMITTEE

(for the fiscal year 2002)

JOHN F. AKERS	FRANKLIN D. RAINES
ROBERT E. ALLEN	SHARON PERCY ROCKEFELLER
PETER FOY	FRANKLIN A. THOMAS
RAY L. HUNT	CYNTHIA M. TRUDELL
ARTHUR C. MARTINEZ	SOLOMON D. TRUJILLO
DANIEL VASELLA

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2001 and 2002, and fees billed for other services rendered by KPMG LLP.

	2001	2002
Audit fees	$7,085,000	$7,246,000

Audit related fees (1)	$2,486,000	$1,054,000

Tax fees (2)	$5,677,000	$5,419,000

All other fees	$0	$0

(1)	Audit related fees consisted principally of audits of financial statements of certain employee benefits plans, due diligence of certain businesses acquired, and internal control reviews.

(2)	Tax fees consisted primarily of tax advisory services and international tax compliance.

PepsiCo’s current pre-approval process for non-audit and audit related services may be found on the Company’s website. The process will be revised as necessary to comply with the SEC’s final rules relating to such services.

DIRECTORS’ COMPENSATION

Directors who are employees of the Company receive no additional pay for serving as directors. All other directors receive an annual retainer of $100,000 and stock option awards. Committee chairs receive an additional $10,000 fee for the supplemental duties associated with serving as committee chair. Beginning in 2001, all newly appointed directors also receive a one-time grant of 1,000 shares of PepsiCo Common Stock.

Directors may elect to receive their $100,000 retainer in the form of shares of stock or cash. They may also elect to receive their retainer in the form of options to purchase shares of PepsiCo Common Stock at an exchange rate of $3 in face value of options for each $1 of the retainer. Thus, a director who elects to exchange the entire retainer for options would receive options to purchase $300,000 worth of Common Stock based on the average of the high and low prices of PepsiCo Common Stock on the date of the grant. Directors may elect to structure their retainer in any combination of stock, cash and/or stock options. In the absence of any election to exchange the award, the retainer would be paid in shares of PepsiCo Common Stock. Directors also annually receive options to purchase $250,000 worth of Common Stock based on the average of the high and low prices of PepsiCo Common Stock on the date of the grant.

Directors may elect to defer payment of any cash or stock. If the receipt of stock is deferred, the directors receive PepsiCo Common Stock equivalents, which are payable in cash at the end of the deferral period. If payment of cash is deferred, directors may elect deferral into PepsiCo Common Stock equivalents or into three other investment options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the “Committee”) oversees PepsiCo’s compensation and stock based programs. The Committee makes recommendations to the Board regarding the compensation of all executive officers and establishes the principles and strategies that serve to guide the design of compensation plans and programs for all employees within PepsiCo. The Board approves all compensation actions regarding the Chief Executive Officer (“CEO”) and all other executive officers. The Committee is composed entirely of independent members of the Board.

During the fourth quarter of 2002, the Committee conducted a review of PepsiCo’s compensation philosophy and guiding principles. With the assistance of independent advisors, who reported directly to the Committee, PepsiCo’s plans and policies were evaluated against current and emerging competitive practices, legal and regulatory developments and corporate governance trends. In addition, our executives were surveyed to gain feedback and input on the effectiveness of our current compensation programs. The review provided assurance that PepsiCo’s compensation programs will continue to help attract and retain the talent necessary to maintain our long history of strong sales growth, long-term financial performance and shareholder returns. The review also supported the Committee’s decision to recommend that shareholders adopt the new 2003 Long Term Incentive Plan ( see Proxy Item No. 3 on pages 20-25), which if adopted, will replace all current shareholder and non-shareholder approved equity compensation plans. This will leave PepsiCo with a single equity-based compensation plan approved by shareholders.

Compensation Philosophy

PepsiCo’s compensation programs help recruit, retain and motivate a large group of talented and diverse domestic and international employees and are designed to pay above market compensation for above market performance.

Our philosophy is that PepsiCo will achieve its best results if its employees act and are rewarded as business owners. Ownership is not only about owning stock, but is also about being accountable for business results, in good times and bad. Owners act with the conviction that their business is personal and that they can make a difference. Owners take initiative and they take responsibility for the assets of the business, including employees. As executives progress to higher levels at PepsiCo, their responsibility, risks and rewards will progress as well.

Towards these ends, the Committee examines the ongoing competitiveness of PepsiCo’s compensation programs, reviews both Company and individual executive performance and establishes compensation levels for each executive officer. The Committee works with outside, independent consultants in establishing the compensation and equity-based programs provided to the CEO, other executive officers, and all PepsiCo employees.

Annually, the Committee:

•	Approves performance targets based on the achievement of specific performance goals, which are either Company or business unit focused depending on the executive officer’s position and scope of responsibility.

•	Ensures that a significant portion of the total compensation package for the CEO, executive officers and other executives are performance-based and that compensation opportunities are designed to create incentives for superior performance and consequences for below target performance.

•	Validates that total compensation is above the average of the peer group of companies for target performance and that the target performance correlates to superior performance when compared to performance of the peer group. Compensation levels and overall corporate performance are benchmarked against a survey of leading consumer product companies. This review is validated against surveys of a broader range of major companies, including the Fortune 100.

•	Approves compensation for the year based on performance achieved relative to the pre-approved targets. In determining the final awards, the Committee considers objective data concerning PepsiCo’s financial performance, with a particular focus on earnings per share as well as sales volume, cash flow and long-term shareholder returns. The Committee also considers other strategic achievements, such as improved operating efficiencies and customer and employee satisfaction.

Stock Ownership and Hold Policy

To further strengthen the Company’s ownership philosophy, the Committee recently recommended, and the Board approved, the implementation of new stock ownership guidelines that require senior executives to own multiples of their salary in PepsiCo stock.

A new policy was established that limits annual option exercises for cash to 20% of vested gains. Any proceeds in excess of this 20% limit must be held in PepsiCo shares for at least one year after the exercise date.

Specific Compensation Programs

The primary components of PepsiCo’s compensation program are base salary, annual incentives, and long-term incentive compensation in the form of stock options, and, in some years, performance units. Executive officers also participate in PepsiCo’s various qualified and certain nonqualified employee benefit plans designed to provide retirement income.

It is the Committee’s intention that substantially all executive compensation be fully deductible by the Company for federal income tax purposes. Thus, the Committee ensures that the compensation decisions relating to executive officers are made with full consideration of the implications of Internal Revenue Code Section 162(m).

Base Salary.    The relative levels of base salary for the CEO and the other executive officers are based on the underlying accountabilities of each executive’s position and reflect each executive officer’s scope of responsibility. The salaries are reviewed on a regular basis and are benchmarked against similar positions among the peer group companies. Individual salaries are capped at $1 million.

Annual Incentive Compensation.    PepsiCo provides performance-related annual incentive compensation to its executive officers under the shareholder-approved Executive Incentive Compensation Plan (“EIC Plan”). Awards under the EIC Plan are intended to constitute “performance-based compensation” under Internal Revenue Code Section 162(m). The amount of the award an executive is eligible to receive will depend upon PepsiCo achieving pre-approved earnings per share targets. No payment will be made if the minimum earnings target is not met. Provided the pre-approved earnings targets are achieved, the Committee may exercise negative discretion to determine the exact amount of the incentive to be paid to each executive officer. In exercising this discretion, the Committee considers a broad range of company and individual performance indicators including PepsiCo’s financial results, strategic position and how well the executive manages and develops people.

Long-Term Incentive Compensation.    Consistent with PepsiCo’s compensation philosophy, the Committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of PepsiCo’s shareholders. PepsiCo has a long history of linking pay to its long-term stock performance for all employees, not just executives. This is best demonstrated by the fact that, since 1989, PepsiCo has provided an annual grant of stock options to virtually all full-time U.S. employees under its broad-based option program, SharePower.

PepsiCo generally makes long-term incentive grants to executive officers once a year under the shareholder approved 1994 Long-Term Incentive Plan. Following competitive market practice, PepsiCo has utilized stock options as the primary form of long-term incentive compensation and, in some years, issued performance units. Performance units have been paid after three years based on performance against specific targets, which have included cash flow and net sales volume.

Target grant guidelines are developed based on competitive benchmarking. Grants awarded to executive officers are based on each officer’s individual performance, retention considerations and other special circumstances. The Committee requires that awards made under the long-term incentive plans include vesting terms that encourage an executive officer to remain with PepsiCo over a period of years. All stock option grants have an exercise price equal to the fair market value of PepsiCo Common Stock on the day of grant. There has been no repricing of awards and, under the proposed 2003 Long-Term Incentive Plan, any repricing of awards would require shareholder approval.

A detailed overview of the new plan is provided on pages 20-25 in this Proxy Statement. The proposed plan includes various provisions that will serve to ensure that both the motivational and retention value of equity grants is maintained, while continuing to reinforce PepsiCo’s compensation philosophy.

CEO Compensation

Mr. Reinemund has held the position of Chairman and Chief Executive Officer since May 2001. The Committee recommends and the Board approves Mr. Reinemund’s compensation following the general policies and guidelines described above for the compensation of executive officers.

During 2002, the Committee established a targeted total compensation package for Mr. Reinemund based on competitive information. His base salary was $1,000,000 and he was eligible for an annual incentive award if the pre-approved earnings per share targets were met. In addition, Mr. Reinemund was eligible for awards under the Company’s long-term incentive programs at the Committee’s discretion.

The actual annual incentive compensation award and stock option award made to Mr. Reinemund for 2002 are shown in the Summary Compensation Table. The Committee based these awards on its analysis of PepsiCo’s performance for the year. Operating profit, volume and net revenue results were considered in combination with PepsiCo’s performance relative to the peer group. In determining the final award, the overall performance measures were weighted by the Committee along with a subjective assessment of the strength of PepsiCo’s strategic position and total return to shareholders as compared to the peer group companies.

Summary

The Committee believes that PepsiCo’s compensation practices and compensation philosophy align executive interests with those of shareholders. As the scope and level of an executive’s business responsibilities expand, the portion of their compensation package that is “at risk” also increases.

We believe that the actions taken over the past year have allowed the Company to attract, retain and motivate the key talent PepsiCo needs to continue to compete and provide strong return to shareholders.

THE COMPENSATION COMMITTEE

(for the fiscal year 2002)

JOHN F. AKERS	FRANKLIN D. RAINES
ROBERT E. ALLEN	SHARON PERCY ROCKEFELLER
PETER FOY	FRANKLIN A. THOMAS
RAY L. HUNT	CYNTHIA M. TRUDELL
ARTHUR C. MARTINEZ	SOLOMON D. TRUJILLO
DANIEL VASELLA

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation

							Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Securities Under- lying Options (#)		Long-Term Incentive Plan Payouts ($)	All Other Compen- sation ($)

Steven S Reinemund	2002	1,000,000		3,150,000		155,885(1)	758,357		844,800	0
Director; Chairman of the Board and Chief Executive Officer	2001 2000	984,615 917,308		3,500,000 2,229,500		159,490(1) 912,551(1)	2,105,672 182,985		864,600 0	0 0

Robert S. Morrison (2)	2002	1,017,959		2,000,000		291,160(1)	312,619		0	0
Director; Vice Chairman; Chairman, President and Chief Executive Officer, The Quaker Oats Company	2001 2000	461,565 —	(3)	1,250,000 —	(3)	8,827(3) —	1,306,170 —	(3)	0 —	0 —

Indra K. Nooyi	2002	700,000		1,350,000		7,064	175,932		0	0
Director; President and Chief Financial Officer	2001 2000	680,769 574,519		1,525,970 791,090		119,782(1) 7,064	947,293 104,125		0 0	0 0

Gary M. Rodkin	2002	673,076		1,057,470		8,684	569,782		389,813	0
Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America	2001 2000	642,308 600,000		963,440 622,200		156,903(4) 156,770(4)	438,377 108,843		0 0	0 0

Peter M. Thompson	2002	650,000		952,580		8,387	120,219		523,463	0
President and Chief Executive Officer, PepsiCo Beverages International	2001 2000	642,308 611,538		469,520 821,000		8,387 8,387	137,711 110,243		525,987 0	0 0

(1)	This amount includes benefits from the use of corporate transportation of $131,937 in 2002, $133,105 in 2001 and $84,003 in 2000 for Mr. Reinemund; $98,168 in 2001 for Ms. Nooyi; and $178,696 in 2002 for Mr. Morrison. Mr. Reinemund’s amounts also include $2,437 in 2001 and $804,600 in 2000 paid in connection with his relocation to assume his new responsibilities as Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively.
(2)	Mr. Morrison retired from the Company as a Director on January 30, 2003 and as an officer on February 2, 2003.
(3)	Mr. Morrison became an executive officer of PepsiCo on August 2, 2001 upon the merger of PepsiCo and The Quaker Oats Company. These amounts reflect payments and options granted to Mr. Morrison by PepsiCo since the merger.
(4)	These amounts include payments of $150,000 made to Mr. Rodkin in each of 2001 and 2002 as part of his promotion to President and Chief Executive Officer of Pepsi-Cola North America.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)(5)	10% ($)(5)
Steven S Reinemund	758,357(1)	2.03%	50.00	1/31/12	23,846,332	60,431,288

Robert S. Morrison	312,619(1)	0.84%	50.00	1/31/12	9,830,220	24,911,709

Indra K. Nooyi	143,238(1)	0.38%	50.00	1/31/12	4,504,080	11,414,224
	32,694(2)	0.09%	50.00	1/31/12	1,028,054	2,605,291

Gary M. Rodkin	119,782(1)	0.32%	50.00	1/31/12	3,766,513	9,545,083
	225,000(3)	0.60%	41.50	7/17/12	5,872,304	14,881,570
	225,000(4)	0.60%	41.50	7/17/12	5,872,304	14,881,570

Peter M. Thompson	120,219(1)	0.32%	50.00	1/31/12	3,780,254	9,579,906

(1)	These options become exercisable on February 1, 2005.

(2)	These options were granted and became exercisable on February 1, 2002.

(3)	These options become exercisable on July 18, 2007.

(4)	These options become exercisable on July 18, 2009.

(5)	The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of PepsiCo’s stock. If PepsiCo’s stock does not increase in value, then the option grants described in the table will be valueless.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES (1)

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End
			Exercisable	Unexercisable	Exercisable	Unexercisable

Steven S Reinemund	334,172(2)	$11,037,028	1,204,002	4,313,707	$17,663,874	$21,418,230

Robert S. Morrison	500,000	$10,175,000	4,134,500	1,618,789	$81,029,310	$0

Indra K. Nooyi	56,769(2)	$1,791,776	445,246	1,328,408	$5,520,640	$2,375,876

Gary M. Rodkin	—	—	386,143	1,317,640	$2,575,574	$2,801,336

Peter M. Thompson	40,000	$1,081,749	446,238	894,597	$5,779,203	$3,929,478

(1)	The closing price of PepsiCo Common Stock on December 27, 2002, the last trading day prior to PepsiCo’s fiscal year end, was $41.67.

(2)	Mr. Reinemund invested all of the net proceeds from the exercise of his options in PepsiCo securities. He deferred 224,535 shares into the PepsiCo Common Stock Fund under the PepsiCo Executive Income Deferral Program and 1,623 shares were held by Mr. Reinemund in shares of PepsiCo Common Stock. The balance of the shares were used to pay costs and fees associated with the exercise. Ms. Nooyi deferred the net proceeds from the exercise of her options into the PepsiCo Common Stock Fund under the PepsiCo Executive Income Deferral Program. The return on PepsiCo’s Executive Income Deferral Program is based upon the performance of PepsiCo Common Stock.

EMPLOYMENT ARRANGEMENTS

Robert S. Morrison’s Employment Agreement.    Under prior agreements with The Quaker Oats Company, Robert S. Morrison was entitled to certain payments after the merger of PepsiCo and Quaker. As a result, PepsiCo was party to an employment agreement with Mr. Morrison which was entered into in connection with the merger. The agreement required PepsiCo to pay Mr. Morrison approximately $19,700,000 within thirty days after completion of at least eighteen months of employment. PepsiCo made this payment to Mr. Morrison within thirty days after his retirement from PepsiCo on February 2, 2003. The agreement with PepsiCo binds Mr. Morrison to certain non-competition, non-raiding of employees and non-disclosure of information restrictions for a period of two years following his retirement.

Under his agreement with PepsiCo, as amended, Mr. Morrison was entitled to an annual base salary of no less than $1,000,000 and had an annual bonus target equal to at least 100% of base salary. In addition to options granted in 2001, the agreement also provided that Mr. Morrison was entitled to a grant of not less than 300,000 PepsiCo stock options in 2002. These options became fully vested upon Mr. Morrison’s retirement, but will not become fully exercisable until the third anniversary of the grant date.

Pursuant to terms of the agreement, PepsiCo made a loan to Mr. Morrison in the amount of $10,000,000. Such loan was interest bearing at the applicable federal rate and, in accordance with the agreement, Mr. Morrison repaid the entire loan (with interest) to PepsiCo within thirty days after his retirement. Mr. Morrison will continue to be entitled to an annual supplemental retirement benefit equal to approximately $1,300,000. This amount shall be offset by any other retirement benefits to which Mr. Morrison is entitled and shall be actuarially reduced in the event Mr. Morrison commences the benefit prior to age 60. Mr. Morrison is entitled to participate in other benefit programs generally available to other retired executives. Mr. Morrison will also be entitled to a “gross up” payment if any amount payable to him is subject to tax under Section 4999 of the Internal Revenue Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 28, 2002 with respect to shares of PepsiCo Common Stock that may be issued under our existing equity compensation plans, including PepsiCo’s 1995 Stock Option Incentive Plan (the “SOIP”); 1994 Long-Term Incentive Plan (the “1994 LTIP”); SharePower Stock Option Plan (“SharePower”); Director Stock Plan; and Share Award Plan.

The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans that are no longer in effect and equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnotes 5 and 6 to the table set forth the total number of shares of PepsiCo Common Stock issuable upon the exercise of options under those expired and assumed plans as of December 28, 2002, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

The table does not include information about the proposed 2003 Long-Term Incentive Plan which is being submitted to shareholders for approval at the 2003 Annual Meeting (the “2003 LTIP”). If approved by shareholders, the 2003 LTIP will be the only equity compensation plan under which PepsiCo will issue new equity-based awards and the total number of 101,179,053 authorized securities under the 1994 LTIP, SOIP, SharePower, Director Stock Plan and Share Award Plan will be replaced by the 70 million shares provided for under the 2003 LTIP.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders (1)	112,357,660	$38.52	36,633,820(2)

Equity Compensation Plans not approved by security holders (3)	61,159,442	$37.46	64,545,233(4)

Total (5)(6)	173,517,102	$38.15	101,179,053

(1)	Includes the 1994 LTIP.
(2)	The 1994 LTIP permits the award of performance units, which may be paid in shares of PepsiCo Common Stock.
(3)	Includes the SOIP, SharePower, the Director Stock Plan and the Share Award Plan, each of which is described below.
(4)	Includes 142,421 shares of PepsiCo Common Stock available for future issuance under the Share Award Plan and 37,446 shares of PepsiCo Common Stock available for future issuance under the Director Stock Plan.
(5)	The table does not include information for equity compensation plans that have expired. PepsiCo’s 1987 Incentive Plan (the “1987 Plan”) expired in December 1997. As of December 28, 2002, a total of 7,987,681 shares of PepsiCo Common Stock were issuable upon the exercise of outstanding options under the expired 1987 Plan. The weighted average exercise price of those options is $16.98 per share. No additional options may be granted under the 1987 Plan.
(6)	The table does not include information for equity compensation plans assumed by PepsiCo in connection with PepsiCo’s merger with The Quaker Oats Company. Those plans include the Quaker Long Term Incentive Plan of 1990, the Quaker Long Term Incentive Plan of 1999 and the Quaker Stock Compensation Plan for Outside Directors (the “Quaker Plans”). As of December 28, 2002, a total of 8,926,845 shares of PepsiCo Common Stock were issuable upon the exercise of outstanding options under the Quaker Plans. The weighted average exercise price of those options outstanding under the Quaker Plans is $21.72 per share. An additional 392,703 shares issued under the Quaker Plans have been deferred and will be issued in the future. No additional options or shares may be granted under the Quaker Plans.

1995 Stock Option Incentive Plan.    The SOIP was adopted by the Board of Directors on July 27, 1995. Under the SOIP, stock options are granted to middle management employees generally based on a multiple of base salary. SOIP options are granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SOIP options generally become exercisable at the end of three years and have a ten-year term. At year-end 2002, options covering 15,056,847 shares of PepsiCo Common Stock were outstanding under the SOIP and 29.3 million shares were available for future awards under the SOIP. If the 2003 LTIP is approved by shareholders, no further stock options will be granted under the SOIP. The SOIP is included as Exhibit 10.14 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

SharePower Stock Option Plan.    SharePower was adopted by the Board of Directors on July 1, 1989. Under SharePower, options are generally granted each year to all of our full-time employees based on a formula tied to annual earnings and tenure. Each year, the Board of Directors authorizes the number of options required to grant options under the SharePower formula. Shares underlying canceled or expired options become available for future grants. SharePower options are granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SharePower options generally become exercisable after three years and have a ten-year term. At year-end 2002, options covering 45,583,764 shares of PepsiCo Common Stock were outstanding under SharePower and 35,065,366 shares were available for future awards under SharePower. If the 2003 LTIP is approved by shareholders, no further stock options will be granted under SharePower. The SharePower Plan is included as Exhibit 10.13 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

Director Stock Plan.    The Director Stock Plan was adopted by the disinterested members of the Board of Directors on July 28, 1988. Under the Director Stock Plan, stock options are granted and shares of PepsiCo Common Stock are issued to non-employee directors. Options issued under the plan are immediately exercisable and have a ten-year term. As of year-end 2002, options covering 518,831 shares of PepsiCo Common Stock were outstanding under the Director Stock Plan and 37,446 shares were available for future awards under the Director Stock Plan. If the 2003 LTIP is approved by shareholders, no further stock options will be granted under the Director Stock Plan. The Director Stock Plan is included in Post-Effective Amendment #6 to the Form S-8 related to such plan, filed with the Securities and Exchange Commission on September 4, 2002.

Share Award Plan.    The Share Award Plan was adopted by the Board of Directors on May 1, 2002. Under the Share Award Plan, shares of PepsiCo Common Stock are awarded to certain non-employee advisors and consultants with significant responsibility for the success and growth of the Company. No stock options or other equity-based awards other than shares may be awarded under the Share Award Plan. As of year-end 2002, 142,421 shares were available for future awards under the Share Award Plan. If the 2003 LTIP is approved by shareholders, no further shares will be awarded under the Share Award Plan.

PERFORMANCE GRAPH

The average of the two S&P Industry Groups reflected below is based upon PepsiCo’s two lines of business: Non-Alcoholic Beverages and Food. The return on PepsiCo stock investment is calculated through December 27, 2002, the last trading day prior to PepsiCo’s fiscal year end. The return for the S&P 500 and the S&P Average indices is calculated through December 31, 2002.

CUMULATIVE TOTAL RETURN

using quarterly revenue weightings

PENSION PLAN TABLE

When an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2003 for the following pay classifications and years of service are:

Remuneration			Years of Service

	15	20	25	30	35	40

$1,000,000	347,100	396,130	445,160	494,200	543,230	593,230
$1,250,000	434,600	496,130	557,660	619,200	680,730	743,230
$1,500,000	522,100	596,130	670,160	744,200	818,230	893,230
$1,750,000	609,600	696,130	782,660	869,200	955,730	1,043,230
$2,000,000	697,100	796,130	895,160	994,200	1,093,230	1,193,230
$2,500,000	872,100	996,130	1,120,160	1,244,200	1,368,230	1,493,230
$2,750,000	959,600	1,096,130	1,232,660	1,369,200	1,505,730	1,643,230
$3,000,000	1,047,100	1,196,130	1,345,160	1,494,200	1,643,230	1,793,230
$3,250,000	1,134,600	1,296,130	1,457,660	1,619,200	1,780,730	1,943,230
$3,500,000	1,222,100	1,396,130	1,570,160	1,744,200	1,918,230	2,093,230
$4,000,000	1,397,100	1,596,130	1,795,160	1,994,200	2,193,230	2,393,230
$4,500,000	1,572,100	1,796,130	2,020,160	2,244,200	2,468,230	2,693,230
$5,000,000	1,747,100	1,996,130	2,245,160	2,494,200	2,743,230	2,993,230

The pay covered by the Pension Plans noted below is based on the salary and bonus shown in the Summary Compensation Table on page 14 for each of our five most highly compensated executive officers. The years of credited service as of January 1, 2003 for the executive officers named in the Summary Compensation Table are: Steven S Reinemund—18 years; Robert S. Morrison—5 years; Indra K. Nooyi—8 years; Gary M. Rodkin—7 years; and Peter M. Thompson—8 years.

Computation of Benefits

PepsiCo’s executive officers generally participate in PepsiCo’s Retirement Plan and PepsiCo’s Pension Equalization Plan (which has been adopted to provide benefits that would have been payable under the Retirement Plan except for ERISA and Internal Revenue Code limitations). The annual benefits payable under these two Pension Plans to employees with 5 or more years of service at age 65 are, for the first 10 years of credited service, 3% of the employee’s highest consecutive five-year average annual earnings plus an additional 1% of the employee’s highest consecutive five-year average annual earnings for each additional year of credited service over 10 years, less 0.43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Common and Convertible Preferred Stock. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. To the best of PepsiCo’s knowledge, in 2002, all required forms were filed on time with the Securities and Exchange Commission.

APPROVAL OF AUDITORS (PROXY ITEM NO. 2)

The Audit Committee recommends that KPMG LLP (“KPMG”) continue as PepsiCo’s independent auditors for 2003. They have been PepsiCo’s independent auditors since 1990.

In addition to retaining KPMG to audit our consolidated financial statements for 2002, PepsiCo and its affiliates retained KPMG to provide various audit-related and tax services in 2002. Audit-related services consisted primarily of, audits of financial statements of certain employee benefit plans, due diligence of certain businesses acquired, and internal control reviews. KPMG was also retained to provide certain tax services, which consisted principally of international transfer pricing services, other tax advisory services and international tax compliance. Audit related services comprised 8% and tax services comprised 39% of the aggregate fees paid to KPMG for professional services in 2002.

The Audit Committee and PepsiCo have rigorous policies in place to ensure that KPMG is only engaged to provide tax services when we believe KPMG is the most qualified service provider, and the services do not conflict with KPMG’s role as PepsiCo’s independent auditors. PepsiCo does not engage KPMG for any services that are not audit or tax related. The Audit Committee and PepsiCo also have policies in place covering rotation of key audit personnel and a prohibition on hiring personnel who have been engaged on the PepsiCo audit. These policies are at least as rigorous as those required by the recently issued SEC regulations.

Representatives of KPMG will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the approval of KPMG as PepsiCo’s independent auditors for 2003.

APPROVAL OF 2003 LONG-TERM INCENTIVE PLAN (PROXY ITEM NO. 3)

PepsiCo’s compensation philosophy is based on a belief that the Company will achieve its best results if its employees act and are rewarded as business owners. Consistent with this philosophy, the Board adopted the new Exercise and Hold Policy and Stock Ownership Guideline (see page 7). The Board believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers, employees and the Board with those of PepsiCo’s shareholders. In support of this, on January 30, 2003, the Board of Directors adopted the PepsiCo, Inc. 2003 Long-Term Incentive Plan (the “2003 LTIP”), subject to shareholder approval.

Approval of the 2003 LTIP will accomplish several key goals:

•	PepsiCo will enhance its sound corporate governance practices.

•	PepsiCo will continue to use equity compensation to attract, retain and motivate employees at all levels, not just executives, as it has since 1989.

•	PepsiCo’s overhang will be reduced.

Approval of the 2003 LTIP will enhance PepsiCo’s sound corporate governance practices

The 2003 LTIP contains a number of provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices:

•	No annual “Evergreen” Provision. The 2003 LTIP authorizes a fixed number of shares, thereby requiring shareholder approval of any additional authorization of shares.

•	Elimination of the use of Non-shareholder Approved Plans. Approval of the 2003 LTIP will eliminate the use of all existing equity compensation plans, including those that were not approved by shareholders.

•	Limitation on Shares Issued. Of the 70 million shares authorized under the 2003 LTIP, no more than 30 million may be issued in connection with awards other than stock options.

•	No Discount Stock Options. All stock options must have an exercise price equal to or greater than the fair market value of PepsiCo Common Stock on the date the stock option is granted.

•	No Stock Option Repricings. The 2003 LTIP prohibits the repricing of stock options without the approval of shareholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) and indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

•	Independent Committee. As it relates to PepsiCo employees, the 2003 LTIP will be governed by a Committee, which consists of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and which meets the directors’ independence criteria proposed by the New York Stock Exchange.

Approval of the 2003 LTIP allows PepsiCo to continue to use equity compensation to attract, retain and motivate all employees

The 2003 LTIP allows PepsiCo to grant stock options and stock appreciation rights, and to make restricted stock grants, performance awards and other stock-based and cash-based grants and awards, to the executive officers, employees, directors and consultants of PepsiCo and its subsidiaries.

PepsiCo has a long history of linking pay to its long-term stock performance for all employees, not just executives. Indeed, through its broad-based stock option program, SharePower, PepsiCo was one of the first companies to grant stock options to virtually all full-time U.S. employees. Consistently since 1989, SharePower stock option grants have resulted in a large portion of non-executive employees holding equity-based compensation. The Board believes that the SharePower stock option grants have been a significant and cost-effective factor in motivating our rank and file employees. This broad-based program has helped drive PepsiCo’s financial performance as it reinforces the ownership philosophy and has been used in lieu of matching employee contributions to the 401(k) plan.

The motivational and cost saving aspects of the broad-based SharePower program more than offset the impact of the associated dilution of the program.

Approval of the 2003 LTIP Would Reduce PepsiCo’s Overhang from 16.6% to 14.9%

Approval of the 2003 LTIP will result in the termination of all of PepsiCo’s existing equity-based compensation plans and will have the effect of reducing PepsiCo’s overhang, as shown in the chart below.

Dilution Calculation Method	Basic CSO(1)	Diluted CSO(1)

Overhang (2) under existing equity-compensation plans (3)	16.6%	16.3%

Overhang under the 2003 LTIP (4)	14.9%	14.6%

(1)	Based on Weighted Average Common Shares Outstanding, as stated in PepsiCo’s Form 10-K for fiscal year ended December 28, 2002.
(2)	Authorized shares plus outstanding shares as a percent of common shares outstanding.
(3)	Plans include the 1994 Long Term Incentive Plan; 1995 Stock Option Incentive Plan; SharePower Stock Option Plan; Director Stock Plan; Share Award Plan; Quaker Long Term Incentive Plan of 1990; Quaker Long Term Incentive Plan of 1999; and Quaker Stock Compensation Plan for Outside Directors.
(4)	Based on the termination of 101,179,053 shares available for future issuance under all existing equity compensation plans ( as shown in table on page 17, column c) and the approval of 70,000,000 shares under the 2003 LTIP.

The total overhang, including all outstanding options from previous grants plus all shares reserved for future grants, will equal 14.9% if the 2003 LTIP is approved. Of this amount, SharePower represents 3.8%. This leaves an overhang level of 11.1% associated with past and future grants under the executive program.

Overall, the Board believes that the 2003 LTIP will continue to enable PepsiCo to attract, retain and motivate the large group of talented and diverse domestic and international employees necessary for the Company to continue to achieve its challenging worldwide performance objectives and to provide outstanding shareholder returns.

Summary of the 2003 LTIP

The principal features of the 2003 LTIP plan document are summarized below. The complete text is set forth in Exhibit C to this Proxy Statement.

Plan Administration.    The Compensation Committee administers all aspects of the 2003 LTIP, except for awards made to non-employee directors. The amount and terms of awards to non-employee directors are set forth in the 2003 LTIP, and such awards are administered by the employee directors. The Compensation Committee is composed of non-employee directors, as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All of the members of the Compensation Committee meet the directors’ independence criteria proposed by the New York Stock Exchange.

The Committee has the authority to, among other things:

•	Construe and interpret the 2003 LTIP

•	Make rules and regulations relating to the administration of the 2003 LTIP

•	Select participants and make awards

•	Establish the terms and conditions of grants and awards

•	Determine whether an award may be deferred

The Committee may delegate its authority to employees of the Company, so long as such delegation is not prohibited by law.

Eligibility.    Any officer, employee or consultant of PepsiCo or any of its subsidiaries is eligible for any type of award provided for under the 2003 LTIP. As of year-end 2002, there were approximately 140,000 worldwide employees of the Company. The selection of participants and the nature and size of grants and awards are within the discretion of the Committee. In addition, PepsiCo’s non-employee directors are eligible to receive annual awards under the 2003 LTIP.

Awards.    The 2003 LTIP provides for the grant of non-qualified stock options, incentive stock options that qualify under Section 422 of the Code, stock appreciation rights, restricted shares, restricted stock units, and performance awards, each as defined in the 2003 LTIP.

Authorized Shares.    The 2003 LTIP authorizes the issuance of 70 million shares of PepsiCo Common Stock, plus any shares underlying awards previously granted under PepsiCo’s existing equity compensation plans, which are forfeited after the effective date of the 2003 LTIP. Twenty million of the total number of shares may only be issued in connection with broad-based grants under the SharePower program. In addition, no more than 30 million shares will be available for awards other than stock options and no more than 50 million shares will be available for the grant of incentive stock options.

If any award is forfeited or the award otherwise terminates without the issuance of shares, the shares associated with the award will be available for future grants. In addition, shares that are tendered to PepsiCo by a participant as payment of the exercise price of any stock option shall be available for future grants. Awards may be granted in connection with the assumption or substitution of outstanding grants from an acquired or merged company, and shares associated with such awards do not count toward the total share limit.

The maximum number of stock options or stock appreciation rights that can be granted to any individual during a calendar year cannot exceed 2 million. In addition, the maximum amount of other awards (other than stock options and stock appreciation rights) that any individual can receive during a calendar year cannot exceed $15 million or 500,000 shares.

The shares issued may consist of authorized but unissued shares, treasury shares or shares acquired on the open market.

Adjustments.    In the event of a corporate transaction that affects any class of common stock, the Committee may make adjustments to the number of authorized shares and the individual limitations set forth above. The Committee may also make adjustments to outstanding awards as it deems appropriate.

Options.    Options to purchase shares of PepsiCo Common Stock may be granted alone or with stock appreciation rights. A stock option may be granted in the form of a non-qualified stock option or an incentive stock option.

The price at which a share may be purchased under an option (the exercise price) will be determined by the Committee, but may not be less than the fair market value ( as defined in Section 2(j) of the 2003 LTIP) of PepsiCo Common Stock on the date the option is granted. Except in the case of an adjustment related to a corporate transaction, the exercise price of a stock option may not be decreased after the date of grant and no outstanding option may be surrendered as consideration for the grant of a new option with a lower exercise price without shareholder approval.

The Committee may establish the term of each option, but no option shall be exercisable after 10 years from the grant date; provided, however, that awards covering up to 5 million shares may be issued with a term of up to 15 years.

The amount of incentive stock options that become exercisable for the first time in a particular year cannot exceed a face value of $100,000 per participant, determined using the fair market value of the shares on the date of grant.

SARs.    Stock appreciation rights (SARs) may be granted either alone or with stock options. The exercise price of a SAR must be equal to or greater than the fair market value of PepsiCo Common Stock on the date of grant. The Committee may establish the term of each SAR, but no SAR shall be exercisable after 10 years from the grant date; provided, however, that awards covering up to 5 million shares may be issued with a term of up to 15 years.

Restricted Shares / Restricted Share Units.    Restricted shares and restricted share units may be issued to eligible participants, as determined by the Committee. The restrictions on such awards are determined by the Committee, and may include time-based or performance-based restrictions. Unless otherwise determined by the Committee, any time-based restriction must be for a minimum of three years. Restricted share units may be settled in cash, shares or a combination thereof. Except as otherwise determined by the Committee, holders of restricted shares or restricted share units will have the right to receive dividends and holders of restricted shares will have voting rights during the restriction period.

Performance Awards.    Performance awards may be issued to eligible participants. The Committee determines the performance goal and the length of the performance period. The performance goal shall be based on one or more performance criteria, including stock price, market share, sales revenue, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, and/or costs. Notwithstanding the attainment of any performance goal, the Committee has the discretion to reduce any award payment. Performance awards may be paid in cash, shares, or a combination thereof.

Non-Employee Director Awards.    The amount and terms of awards to non-employee directors are set forth in the 2003 LTIP, and such awards are administered by the employee directors. Employee directors are not eligible to receive these awards and receive no additional pay for serving as directors.

Non-employee directors receive an annual retainer and an annual stock option award. In addition, newly appointed non-employee directors receive a one-time grant of 1,000 shares.

Currently, non-employee directors receive an annual retainer of $100,000 (committee chairs receive $110,000) and an annual stock option grant with a face value of $250,000. Directors may elect to receive their annual retainer in the form of shares or cash. They may also elect to receive their retainer in the form of options at an exchange rate of $3 in face value of options for each $1 of the retainer. All options granted to non-employee directors have an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant, are fully vested upon grant, and have a term of ten years.

Change in Control.    Upon a change in control of PepsiCo ( as defined in Section 11(f) of the 2003 LTIP), all outstanding stock options and SARs become immediately exercisable. Under certain circumstances, if a participant’s option or SAR becomes unexercisable during its term after a change in control, then the participant shall be entitled to receive a lump sum cash payment equal to the gain on such option or SAR, or in the case of a stock option, the Black-Scholes value of such option if such value is greater than the gain.

Upon a change in control, all restricted shares and restricted share units immediately vest and are distributed to participants, and each performance award immediately vests. The holder of such performance award shall be entitled to a lump sum cash payment equal to the amount of the award payable at the end of the performance period as if 100% of the performance goals have been achieved.

Effective Date, Term, Amendment and Termination.    If approved by shareholders, the 2003 LTIP will become effective as of the date of such approval and will remain in effect until May 7, 2013. The Board may terminate or amend the 2003 LTIP at any time, without shareholder approval, but no such amendment or termination may adversely affect awards granted prior to such termination or amendment. In addition, under the 2003 LTIP, unless PepsiCo’s shareholders shall have first approved the amendment, no amendment may (i) increase the number of authorized shares or the maximum individual award limitations, (ii) extend the maximum period during which awards may be granted, (iii) add to the types of awards that can be made, (iv) change the performance measures pursuant to which performance awards are earned, (v) modify the requirements as to eligibility for participation, or (vi) amend the 2003 LTIP in a manner that requires shareholder approval pursuant to the 2003 LTIP or applicable law.

Other Provisions.    The Committee may determine that an award, whether made in cash, shares or a combination thereof, may be deferred and may approve deferral elections made by participants. No loans from PepsiCo to participants shall be permitted under the 2003 LTIP.

Federal Income Tax Consequences.

Options.    Under the Code as presently in effect, the following are the federal income tax consequences generally arising with respect to stock options. The grant of an option will create no tax consequences for a participant or PepsiCo. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and PepsiCo will receive no deduction when an incentive stock option is exercised. Upon exercising a non-qualified option, a participant must recognize ordinary income equal to the fair market value on the date of exercise minus the grant price. PepsiCo will be entitled to a deduction for the same amount. The treatment to a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified option. Generally, there will be no tax consequence to PepsiCo in connection with a disposition of shares acquired under an option, except that PepsiCo may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Section 162(m) Limit.    The 2003 LTIP is designed to enable PepsiCo to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, PepsiCo may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation. It is anticipated that all stock options, stock appreciation rights and performance awards paid in accordance with the 2003 LTIP, and certain grants of restricted stock, will be deductible as performance-based compensation and not subject to the $1 million limitation.

New Plan Benefits Table.

No benefits or amounts have been granted, awarded or received under the 2003 LTIP. Because awards to officers, employees and consultants are discretionary, no awards are determinable for such individuals at this time. However, for illustrative purposes and as required by applicable regulations, the table below shows the awards received by such individuals in 2002 that would have been granted under the 2003 LTIP had it been in effect. In addition, the annual benefits and amounts that will be received by the non-employee directors under the 2003 LTIP are shown in the table below.

Name and Position	Dollar Value ($)		Number of Options
Steven S Reinemund Director; Chairman of the Board and Chief Executive Officer	$0		758,357

Robert S. Morrison Director; Vice Chairman; Chairman, President and Chief Executive Officer, The Quaker Oats Company	$0		312,619

Indra K. Nooyi Director; President and Chief Financial Officer	$0		175,932

Gary M. Rodkin Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America	$0		569,782

Peter M. Thompson President and Chief Executive Officer, PepsiCo Beverages International	$0		120,219

Executive Group	$0		1,936,909

Non-Executive Director Group	$1,230,000	(1)	76,923(2)

Non-Executive Officer Employee Group	$0		35,439,091

(1)	As described under “Non-Employee Director Awards” above, this amount reflects the aggregate cash retainer paid to non-employee directors. The annual retainer amount can be amended without shareholder approval.

(2)	This number represents the estimated, aggregate number of stock options annually granted to non-employee directors based on a grant face value of $250,000 per non-employee director and a per share price for Common Stock of $39, which was the closing price on March 14, 2003. The grant face value can be amended without shareholder approval.

The Board of Directors recommends that shareholders vote FOR the 2003 Long-Term Incentive Plan.

SHAREHOLDERS’ PROPOSALS

If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer’s name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

Term Limits for Directors (Proxy Item No. 4)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who owns 900 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“RESOLVED:  That the stockholders of PepsiCo recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

REASONS:  The President of the U.S.A. has a term limit, so do Governors of many states. Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. No director should be able to feel that his or her directorship is until retirement.

If you AGREE, please mark your proxy FOR this resolution.”

Response:

PepsiCo believes that requiring all outside directors to leave the Board after six years of service would not be in the best interests of the shareholders. PepsiCo believes that its director selection and nomination process, which is set out in our Corporate Governance Guidelines, can achieve the same result sought by the proposal—to promote the inclusion on the Board of people with diverse perspectives. Moreover, term limits have the disadvantage of causing PepsiCo to lose the contributions of directors who have been able to develop over a period of time, increasing insight into PepsiCo and its operations, thereby increasing their contributions to PepsiCo. Indeed, the experience, perspective and judgment of directors who have served beyond the proposed six-year limit on the Board of a global corporation as diverse and complex as PepsiCo are invaluable benefits to the Company. Finally, PepsiCo’s shareholders elect directors annually and are thereby offered the opportunity to consider the performance of the nominees on a yearly basis.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

HIV/AIDS in Africa (Proxy Item No. 5)

Mennonite Mutual Aid, 1110 North Main Street, Goshen, IN, which owns 216,201 shares of PepsiCo Common Stock, has submitted, along with other religious groups or institutions, the following resolution for the reasons stated:

“Whereas, HIV/AIDS, tuberculosis and malaria, major public health challenges undermining development in the poorest countries, accounted for approximately 10% of all deaths worldwide in 2001;

Twenty-five million people have died from AIDS since the early 1980’s; 40 million people are currently infected with the HIV virus;

The World Health Organization estimates that, in developing countries, only 230,000 people of the 6 million who are sick enough to need antiretroviral medicines are receiving them. Half of them live in Brazil;

Sub-Saharan Africa is the most severely affected region in the world; only 10,000 of the 25 million Africans with HIV/AIDS are taking antiretroviral drugs;

Without drastically expanded prevention and treatment efforts, an estimated 68 million people will die of AIDS in the 45 most affected countries between 2000 and 2020; The epidemic is increasingly recognized as a threat to social and political stability;

Tuberculosis, one of the world’s leading infectious causes of death, takes 2 million lives a year and is a leading killer of people with HIV/AIDS. More than 1.5 million TB cases occur in Sub-Saharan Africa;

Malaria causes more than 300 million acute illnesses; approximately one million deaths occur annually, 90% in Sub-Saharan Africa, robbing the area of 6%-50% of its economic strength;

Tuberculosis and Malaria are growing more difficult to treat because of the spread of drug-resistant strains;

Despite donation programs, international accords and public-private initiatives, the poorest nations continue to suffer from lack of access to medicines;

PepsiCo is one of the largest US-based private sector employers in Sub-Saharan Africa;

The UNAIDS Director has stated that far greater action is needed by both governments and private sector to ensure that treatment reaches those in greatest need; otherwise sustainable development will be impossible;

Comprehensive workplace health coverage is a source of effective prevention, voluntary counseling and testing, and treatment programs, including antiretrovirals for AIDS;

Anglo-American P.L.C has recently announced free antiretroviral therapy for its HIV-positive employees. Other companies, e.g. Debswana and Daimler Chrysler South Africa have similar programs;

A healthy trained work force is good for business and for workers. The Dec. 2001 Report of the WHO Commission on Macroeconomics and Health highlights the fact that:

Disease is a factor in keeping poor countries poor.

Disease cuts the life span of workers and reduces productivity.

Illnesses and early death of workers result in increased company training costs.

Pandemic disease discourages tourism & investment.

THEREFORE BE IT RESOLVED: Shareholders request the Board of Directors to:

Report on:

The effect of the health pandemic on the company’s operations in Sub-Saharan Africa.

The company’s response to the pandemic.

The Report would be made available to shareholders by October 2003 (omitting proprietary information and at reasonable cost).

Supporting Statement: We believe that concrete action on the part of employers is an important part of the world’s response to this global tragedy. It also enhances our company’s public image of caring and responsibility.

Please vote FOR this resolution.”

Response:

While we greatly respect the proponents’ interests in the impact of diseases and health issues in Africa, we believe that the proposed study and report would not benefit current or potential victims of the diseases, nor would it benefit PepsiCo.

PepsiCo already offers employees in the region access to company-subsidized health benefits covering counseling, voluntary testing and treatment programs, including anti-retrovirals, for HIV-AIDS. The benefits also cover related diseases and include home care support for families. The Company encourages employees to take advantage of the programs, which supplement government insurance.

In addition, Sub-Saharan Africa constitutes an extremely small part of PepsiCo’s business. The region accounts for less than one percent of PepsiCo’s employees, one-half of 1% of revenues and an even smaller percentage of company assets. Furthermore, the products we sell bear no relationship to the health issues addressed by the proposal.

While PepsiCo feels a strong responsibility to its employees, we believe the report requested by the proponents is excessive.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

Water Use through Supply Chain (Proxy Item No. 6)

Real Assets Investment Management, Inc., Suite 801, 1166 Alberni Street, Vancouver BC, Canada, V6E 3Z3, which owns 630 shares of PepsiCo Common Stock, has submitted, along with other institutions, the following resolution for the reasons stated:

“Whereas, The business case for developing long-term corporate water use strategies has never been stronger (GEMI, 2002):

•	Total water costs are increasing in unexpected ways;

•	Risks of business disruption due to water-related issues are increasing;

•	Customer expectations relating to water use and impacts are evolving; and,

•	Businesses’ “license to operate” and ability to expand are increasingly tied to water-related performance

Scientists predict that water use for households, industry, and agriculture will increase by at least 50% over the next twenty years, leading to greater competition for water resources and, potentially, higher water prices (IFPRI & IWMI, 2002).

Industrial water users are likely to face changes in water-related regulatory regimes that may lead either to price increases or supply constraints or both. Currently more than 1 billion people around the world do not have access to a safe water supply. World leaders agreed at the World Summit on Sustainable Development in Johannesburg to cut in half the number of people without access to clean water by 2015 (WSSD, 2002).

The bottled water industry is particularly exposed to reputation risks when disputes with local communities arise over water use. Competitors, such as Nestle Waters North America, are engaged in court proceedings with a local citizens’ group over a proposed bottling operation in Michigan (Business Week, 2002).

Bottled water makes up a small but fast-growing component of our company’s product portfolio, further compounding the potential for brand risk if conflicts with local communities over water use issues were to increase.

Therefore Be It Resolved, that the Board prepare a report to shareholders (at reasonable cost and omitting proprietary information) by September 2003 evaluating the business risks linked to water-uses and impacts throughout our company’s supply chain, including subsidiaries and bottling partners, with special reference to our company’s current policies and procedures for mitigating the impact of operations on local communities in areas of water scarcity.”

Response:

Water is basic to our business, and it always has been. For both economic and environmental reasons, our operating divisions are sensitive to the quality and quantity of the water they use as well as to the water they release as a manufacturing by-product. As with any material integral to our supply chain, there are fluctuations in water supply and price. However we do not believe that the extensive report requested in the proposal—spanning PepsiCo, its suppliers and its independent bottlers—would reduce any risk associated with these fluctuations.

We believe the best way to reduce any risk associated with water is to continue seeking ways to reduce our water use—and, where, possible, to identify alternative sources that are available to us.

Our divisions already have numerous programs to conserve, reuse and recycle water, a number of which are described in publicly-available materials on our Environmental Commitment. For example in 1999 Frito-Lay set a goal to reduce its water use per pound of product by 50% by 2005. It has made substantial progress toward that goal.

In addition, our businesses seek to operate in ways that reflect local water supplies as well as the needs of communities. Many of our facilities have their own wells, thereby reducing impact on municipal water suppliers. A Gatorade plant in Pennsylvania provides its nutrient-rich wastewater to farmers to use as animal feed. And in India some Pepsi-Cola plants provide treated wastewater, free of charge, to local farmers for irrigation. Another provides treated wastewater to maintain the lawns of a local college.

We fully intend to continue finding new and creative ways to reduce our water use and the impact of our wastewater.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Meeting.

QUORUM AND VOTING

Quorum

Under North Carolina law, abstentions and broker nonvotes are counted to determine whether a quorum is present at the Meeting.

Voting

Any shareholder returning a proxy may revoke it by casting a ballot at the Meeting. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors’ recommendations.

Under PepsiCo’s Amended and Restated Articles of Incorporation and By-Laws, at all shareholder meetings, with a quorum present, matters shall be decided by the vote of the holders of a majority of the shares of Common Stock and Convertible Preferred Stock, voting together as a single class, present in person or by proxy and entitled to vote (except that, under North Carolina law, Directors shall be elected by a majority of votes cast). Abstentions are not counted as “for” or “against” votes, but are counted in the total number of votes present and entitled to vote for passage of a proposal. This has the effect of requiring a higher vote for passage. “Broker nonvotes” (as described below) are not shares entitled to vote, are not counted in the total number of votes, and have no effect on the outcome of voting.

Under existing New York Stock Exchange rules, a broker may, if the broker does not have instruction from a beneficial owner, vote shares on routine proposals. A broker does not have discretionary voting power with respect to nonroutine proposals, such as a merger. If the broker has not received voting instructions regarding such nonroutine proposals from the beneficial owner, the broker cannot vote on those proposals. This is referred to as a “broker nonvote”.

Participants cannot vote shares held in PepsiCo’s 401(k) plan (a portion of which constitutes an Employee Stock Ownership Plan (the “ESOP”)) unless they sign and return a proxy card. If cards representing shares held in the 401(k) plan are not returned, the trustees will not vote those shares for which signed cards are not returned, unless required by law.

Confidentiality

PepsiCo’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results.

2004 SHAREHOLDERS’ PROPOSALS

PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2004 Annual Shareholders’ Meeting, and included in the proxy statement for that Meeting, we must receive the proposal in writing on or before November 25, 2003. In addition, if a shareholder proposal is not received by us on or before February 6, 2004, under PepsiCo’s By-Laws it will not be considered or voted on at the Annual Meeting.

GENERAL

PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

In addition to the solicitation of proxies by mail, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation.

To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson Shareholder Communications Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $35,000.

Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

The Annual Report to Shareholders for 2002, including financial statements, was mailed with this Proxy Statement or was previously delivered to shareholders and is not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please contact PepsiCo’s Manager of Shareholder Relations, at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or (914) 253-3055.

A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 (without exhibits) will be sent to any shareholder without charge by contacting the Company at the address or phone number listed above. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at our website, www.pepsico.com.

Please complete, sign, and date the enclosed proxy card, which can be revoked by voting at the meeting, and mail it promptly in the enclosed postage-paid envelope.

By order of the Board of Directors,

David R. Andrews Secretary

Exhibit A

PepsiCo, Inc.

CORPORATE GOVERNANCE GUIDELINES

As of January 30, 2003

The Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed and adopted certain corporate governance principles (the “Guidelines”) establishing a common set of expectations to assist the Board and its committees in performing their duties in compliance with applicable requirements. In recognition of the continuing discussions about corporate governance, the Board will review and, if appropriate, revise these Guidelines from time to time.

A.	Director Responsibilities

1.	Represent the interests of the Corporation’s shareholders in maintaining and enhancing the success of the Corporation’s business, including optimizing long-term returns to increase shareholder value.

2.	Selection and evaluation of a well-qualified Chief Executive Officer (“CEO”) of high integrity, and approval of other members of the senior management team.

3.	Oversee and interact with senior management with respect to key aspects of the business including strategic planning, management development and succession, operating performance, and shareholder returns.

4.	Provide general advice and counsel to the Corporation’s CEO and senior executives.

5.	Adopt and oversee compliance with the Corporation’s Worldwide Code of Conduct. Promptly disclose any waivers of the Code of Conduct for Directors or executive officers.

6.	Hold regularly scheduled executive sessions of independent directors. Designate and publicly disclose the name of the Director who will preside at such meetings. Formally evaluate the performance of the CEO and senior management each year in executive sessions.

7.	Regular attendance at Board meetings is mandatory. Meeting materials should be reviewed in advance.

8.	Duty of Care: In discharging the duties of a Director, including duties as a Committee member, North Carolina law requires that a Director shall act: (a) in good faith; (b) with care an ordinary prudent person in a like position would exercise under similar circumstances and (c) in a manner he or she believes to be in the best interests of the Corporation.

B.	Director Qualification Standards

1.	The Nominating and Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (a) nominees for Board membership to fill vacancies or newly created positions and (b) the persons to be nominated by the Board for election at the Corporation’s Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider recommendations sent to the Secretary of the Corporation at 700 Anderson Hill Road, Purchase, New York 10577.

2.	In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Corporation and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Corporation.

3.	Independent directors must comprise a majority of the Board.

4.	Any Director who satisfies all of the following criteria shall be determined to be an independent director of the Corporation:

(a)	has not been an employee of the Corporation during the last five years;

(b)	has not been affiliated with or employed by the present or former independent auditor of the Corporation or of any affiliate of the Corporation during the last five years;

(c)	during the last five years, has not been part of an interlocking directorate in which an executive officer of the Corporation served on the compensation committee of another company that concurrently employs the director;

(d)	has any immediate family members (i.e. spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home) who did not satisfy the criteria set forth in (a)-(c) above, during the last five years;

(e)	is not a director or employee of another company whose revenues from the Corporation account for more than 5% of the revenues of such company, except as otherwise recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors;

(f)	is not a director or employee of another company whose business with the Corporation accounts for more than 5% of the Corporation’s revenues, except as otherwise recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors; and

(g)	has no other material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation.

In making a determination regarding a proposed director’s independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time.

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of the Guidelines, all members of the Audit Committee must also meet the following requirements:

(a)	Director’s fees are the only compensation that members of the Audit Committee may receive from the Corporation. Audit Committee members may not receive consulting, advisory or other compensatory fees from the Corporation (other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board); and

(b)	No member of the Audit Committee may be an “affiliated person” of the Corporation or any subsidiary of the Corporation, as such term is defined by the Securities and Exchange Commission.

6.	Directors must retire at the age of 70, except as otherwise recommended by the Nominating and Corporate Governance Committee and approved by the Board.

7.	The number of boards on which a Director may sit may be reviewed on a case-by-case basis by the Nominating and Corporate Governance Committee.

8.	The Board has not established term limits for Directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing the Corporation to lose the contributions of Directors who have been able to develop over a period of time, increasing insight into the Corporation and its operations, thereby increasing their contributions to the Corporation.

C.	Board Committees

1.	The Board shall at all times have a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee, each comprised solely of independent directors.

2.	The Board shall evaluate and determine the circumstances under which to form new committees.

D.	Director Compensation

1.	Non-employee directors and committee chairs shall receive reasonable compensation for their services, as may be determined from time to time by the Board upon recommendation of the Nominating and Corporate Governance Committee. Compensation for non-employee directors and committee chairs shall be consistent with the market practices of other similarly situated companies but shall not be at a level or in a form that would call into question the Board’s objectivity. The Nominating and Corporate Governance Committee of the Board shall annually review and report to the Board with respect to director compensation and benefits.

2.	Directors who are employees receive no additional pay for serving as Directors.

3.	Directors who are members of the Audit Committee may receive no compensation from the Corporation other than the fees they receive for serving as Directors.

E.	Director Access to Management and Independent Advisors

1.	The Board is expected to be highly interactive with senior management. Directors are granted access to the name, location, and phone number of all employees of the Corporation.

2.	It is Board policy that executive officers and other members of senior management who report directly to the CEO be present at Board meetings at the invitation of the Board. The Board encourages such executive officers and senior management to make presentations, or to include in discussions at Board meetings managers and other employees who (1) can provide insight into the matters being discussed because of their functional expertise and/or personal involvement in such matters and/or (2) are individuals with high potential whom such executive officers and senior management believe the Directors should have the opportunity to meet and evaluate.

3.	Directors are authorized to consult with independent advisors, as is necessary and appropriate, without consulting management.

F.	Director Orientation and Continuing Education

1.	The Board shall implement and maintain an orientation program for newly elected directors.

2.	Directors are required to continue educating themselves with respect to international markets, accounting and finance, leadership, crisis response, industry practices, general management, and strategic planning.

G.	Management Succession and CEO Compensation

1.	The Board plans for succession to the position of Chief Executive Officer. The Compensation Committee is responsible for making recommendations to the Board about succession planning. The Compensation Committee also recommends to the Board succession plans in the event of an emergency or the retirement of the CEO.

2.	The CEO shall provide an annual report to the Board assessing senior managers and their potential to succeed him or her, and such report shall be reviewed by the Compensation Committee. The report shall also contain the CEO’s recommendation as to his or her successor.

3.	The Compensation Committee is responsible for making recommendations to the Board concerning annual and long-term performance goals for the CEO and for evaluating his or her performance against such goals.

H.	Annual Performance Evaluation of the Board

1.	The Board and its Committees will conduct a self-evaluation at least annually to determine whether it and its Committees are functioning effectively.

2.	The Board will also review the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.

Exhibit B

PepsiCo, Inc.

AUDIT COMMITTEE CHARTER

(As amended, effective November 22, 2002)

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”) is to assist the Board’s oversight of (a) the quality and integrity of the Corporation’s financial statements, (b) the Corporation’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Corporation’s internal audit function and the independent auditors.

The Audit Committee shall include not less than three (3) members of the Board and consist entirely of independent Directors of the Board. The Chairperson shall be appointed by the Board. The Board may at any time and in its complete discretion remove any member of the Committee and may fill any vacancy in the Committee. Each member of the Committee shall be free of any relationship that, in the judgment of the Board from time to time, would interfere with the exercise of his or her independent judgment. The requisite number of the members of the Committee shall also satisfy, in the judgment of the Board from time to time, the required financial expertise.

In addition to the purposes set forth above, the primary responsibilities of the Committee shall be to:

Independent auditors

1.	Retain and terminate the Corporation’s independent auditors (subject to shareholder ratification), and exercise the Committee’s sole authority to approve all audit engagement fees and terms as well as non-audit engagements with the independent auditors. The Committee shall as part of such process, obtain from such independent auditors, and discuss with them, the required disclosures regarding independence, as such requirements are amended or supplemented from time to time.

2.	At least annually, obtain and review a report from the Corporation’s independent auditor describing the independent auditor’s internal quality control procedures and other subjects required to be disclosed by the independent auditors.

Reporting and disclosure to the Board of Directors

3.	Review with management and the independent auditors the Corporation’s annual and quarterly financial statements, including significant changes in accounting principles or their application, disclosure under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and management’s certification of such statements.

4.	Review regularly the independent auditor’s report submitted to the Committee regarding the Corporation’s critical accounting policies and practices, alternative treatments of financial information that have been discussed with management, and written communications between the Corporation’s management and the independent auditors.

5.	Review with the independent auditors their reports on the annual and quarterly financial statements and all communications required of the independent auditors; and discuss with the independent auditors and management their judgment as to the quality of the Corporation’s accounting principles, including the application of the Corporation’s accounting principles.

6.	Review and discuss on a general basis the types of information disclosed in, and the types of presentations to be made for, earnings press releases, as well as updated or new material financial information or earnings guidance provided to analysts and ratings agencies.

7.	Review with management, the independent auditors and the senior-most internal auditor, the adequacy of the Corporation’s internal controls, disclosure processes and management’s responses with respect to recommendations for internal control improvements.

8.	Based on the Committee’s review and discussion of the Corporation’s annual financial statements with management and the independent auditors, recommend to the Board that the annual financial statements be included in the Corporation’s Annual Report on Form 10-K.

9.	Review with management, the independent auditors and the senior-most internal auditor, the quarterly financial statements prior to the filing of quarterly periodic reports. This review includes significant adjustments, management adjustments and accounting estimates, significant new accounting policies and disagreements with management. The Chair of the Committee may represent the entire Committee for purposes of this review.

10.	Regularly report Committee actions to the Board of Directors, with such recommendations as the Committee deems appropriate.

11.	Report to shareholders in the Corporation’s annual proxy statement on those Committee matters required by Securities and Exchange Commission rules.

12.	Annually assess and report to the Board on the performance and effectiveness of the Committee.

Corporate oversight

13.	Assist the Board’s oversight of the Corporation’s compliance with respect to its financial reporting and disclosure processes, disclosure requirements and internal control systems. Review (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

14.	Assist the Board’s oversight of the audit processes of the Corporation’s independent auditors and internal audit department.

15.	Provide an open avenue of communication among the Corporation’s independent auditors, financial and senior management, the internal auditing department, and the Board.

16.	Discuss the guidelines and policies with respect to the Corporation’s risk management policies and procedures.

17.	Establish and maintain hiring policies for employees or former employees of independent auditors.

18.	Review the audit plans and activities of the independent auditors and the internal auditors, and the coordination of their audit efforts.

19.	Review and approve the performance, appointment or replacement of the Corporation’s senior-most internal auditor.

20.	Review the internal audit department’s staffing, budget and responsibilities.

21.	Review with the senior-most internal auditor and independent auditors the results of their reviews of (a) officers’ expense accounts and use of corporate assets and (b) key employees’ compliance with the Corporation’s Worldwide Code of Conduct.

22.	Establish procedures for the Committee to receive, retain and respond to anonymous complaints regarding the preparation of financial statements, accounting, internal accounting controls, and auditing matters.

23.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

24.	Consider such other matters with respect to the Corporation’s financial affairs, internal controls and the internal and external audits as the Committee may deem advisable.

25.	Obtain advice and assistance from outside legal, accounting, or other advisers as is necessary and appropriate.

26.	Review this Charter on an annual basis, update it as appropriate, and submit it for the approval of the Board when updated.

27.	Undertake such other responsibilities or tasks as the Board my delegate or assign to the Committee from time to time.

Meetings and procedures

28.	The Committee shall meet at least four (4) times each year, or more frequently as circumstances require. The timing of the meetings shall be determined by the Committee and the Board. The Committee, however, will meet at any time that the independent auditors believe communication to the Committee is required. The Committee will meet, at least quarterly, with management, the senior-most internal auditor, and the independent auditors in separate sessions to discuss any matters, which the Committee or these groups believe should be discussed privately with the Committee.

29.	A majority of the total number of members shall constitute a quorum of the Committee. A majority of the members of the Committee shall be empowered to act on behalf of the Committee, except as provided otherwise in this charter. Minutes shall be kept of each meeting of the Committee.

Exhibit C

PepsiCo, Inc.

2003 Long-Term Incentive Plan

1.	Purposes.

The purposes of this Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of PepsiCo, Inc. (“PepsiCo”) and its subsidiaries, divisions and affiliated businesses, to associate the interests of such persons with those of PepsiCo’s shareholders, to assist PepsiCo in recruiting, retaining and motivating a diverse group of employees and outside directors on a competitive basis, and to ensure a pay for performance linkage for such employees and outside directors. If approved by PepsiCo’s shareholders, this Plan would replace the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan, the PepsiCo SharePower Stock Option Plan, the Director Stock Plan and the PepsiCo Share Award Plan, and no further awards would be made under any of the foregoing plans.

2.	Definitions.

For purposes of the Plan:

(a)    “Award” means a grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Awards, or any or all of them.

(b)    “Board” means the Board of Directors of PepsiCo, Inc.

(c)    “Change in Control” is defined in Section 11(f).

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means, with respect to any matter relating to Section 8 of the Plan, the Employee Directors, and with respect to all other matters under the Plan, the Compensation Committee of the Board of Directors of PepsiCo, Inc. The Compensation Committee shall be appointed by the Board and shall consist of two or more outside, independent members of the Board. The Compensation Committee, in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (a) Rule 16b-3 of the Securities and Exchange Act of 1934 (or any successor rule), (b) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations), and (c) any rules and regulations of a stock exchange on which Common Stock is traded. Any member of the Compensation Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee. The Board may, at any time and in its complete discretion, remove any member of the Compensation Committee and may fill any vacancy in the Compensation Committee.

(f)    “Common Stock” means the common stock, par value 1 2/3 cents per share, of PepsiCo, Inc.

(g)    “Company” means PepsiCo, its subsidiaries, divisions and affiliated businesses.

(h)    “Eligible Participants” means any of the following individuals who is designated by the Committee as eligible to receive Awards, subject to the conditions set forth in this Plan: any officer, employee, consultant or advisor of the Company. The term employee does not include any individual who is not, as of the grant date of an Award, classified by the Company as an employee on its corporate books and records even if that individual is later reclassified (by the Company, any court or any governmental or regulatory agency) as an employee as of the grant date. Non-Employee Directors are not Eligible Participants.

(i)    “Employee Directors” means the members of the Board who are also employees of the Company.

(j)    “Fair Market Value” on any date means the average of the high and low market prices at which a share of Common Stock shall have been sold on such date, or the immediately preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions Listing and, in the case of an ISO, means fair market value as determined by the Committee in accordance with Section 422 of the Code.

(k)    “ISO” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an ISO.

(l)    “Named Executive Officer” means PepsiCo’s Chief Executive Officer and PepsiCo’s next four highest paid executive officers, as reported in PepsiCo’s proxy statement pursuant to Regulation S-K, Item 402(a)(3) for a given year.

(m)    “Non-Employee Director” means a member of the Board who is not an employee of the Company.

(n)    “NQSO” or “Non-Qualified Stock Option” means an Option that does not satisfy the requirements of Section 422 of the Code and that is not designated as an ISO by the Committee.

(o)    “Options” means the right to purchase shares of Common Stock at a specified price for a specified period of time.

(p)    “Option Exercise Price” means the purchase price per share of Common Stock covered by an Option granted pursuant to this Plan.

(q)    “Participant” means an individual who has received an Award under this Plan.

(r)    “PepsiCo” means PepsiCo, Inc., a North Carolina corporation.

(s)    “Performance Awards” means an Award of Performance Shares or Performance Units based on the achievement of Performance Goals during a Performance Period.

(t)    “Performance Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

(u)    “Performance Goals” means the goals established by the Committee under Section 7(d).

(v)    “Performance Measures” means the criteria set out in Section 7(d) that may be used by the Committee as the basis for a Performance Goal.

(w)    “Performance Period” means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent a Performance Award has been earned.

(x)    “Performance Shares” means shares of Common Stock awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(y)    “Performance Units” means an Award denominated in shares of Common Stock, cash or a combination thereof, as determined by the Committee, awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(z)    “Plan” means the PepsiCo, Inc. 2003 Long-Term Incentive Plan, as amended and restated from time to time.

(aa)    “Prior Plans” means the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan, the PepsiCo SharePower Stock Option Plan, the Director Stock Plan, the PepsiCo Share Award Plan, the PepsiCo 1987 Incentive Plan, the Quaker Long Term Incentive Plan of 1990, the Quaker Long Term Incentive Plan of 1999 and the Quaker Stock Compensation Plan for Outside Directors.

(bb)    “Restriction Period” means, with respect to Restricted Shares or Restricted Share Units, the period during which any restrictions set by the Committee remain in place. Restrictions remain in place until such time as they have lapsed under the terms and conditions of the Restricted Shares or as otherwise determined by the Committee.

(cc)    “Restricted Shares” means shares of Common Stock, which may not be traded or sold until the date that the restrictions on transferability imposed by the Committee with respect to such shares have lapsed.

(dd)    “Restricted Share Units” means the right, as described in Section 7(c), to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock.

(ee)    “Retirement” with respect to a Non-Employee Director shall mean termination from the Board after such Non-Employee Director shall have attained at least age 55 or after such Non-Employee Director shall have satisfied the criteria for Retirement established by the Employee Directors from time to time.

(ff)    “Stock Appreciation Rights” or “SAR” means the right to receive the difference between the Fair Market Value of a share of Common Stock on the grant date and the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised.

(gg)    “Total Disability” shall have the meaning set forth in the long-term disability program of PepsiCo.

3.	Administration of the Plan.

(a)    Authority of Committee.    The Plan shall be administered by the Committee, which shall have all the powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described herein):

•	to select the persons to be granted Awards under the Plan;

•	to determine the type, size and terms of Awards to be made to each person selected;

•	to determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made;

•	to establish objectives and conditions for earning Awards;

•	to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms of such agreement (which shall not be inconsistent with the Plan) and who must sign such agreement;

•	to determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the Performance Period;

•	to determine if and when an Award may be deferred;

•	to determine whether the amount or payment of an Award should be reduced or eliminated;

•	to determine the guidelines and/or procedures for the payment or exercise of Awards; and

•	to determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted to Named Executive Officers comply with the Performance Based Exception under Code Section 162(m).

(b)    Interpretation of Plan.    The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including PepsiCo, its shareholders and any person receiving an Award under the Plan.

(c)    Delegation of Authority. To the extent not prohibited by law, the Committee may delegate its authority hereunder and may grant authority to employees or designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.

4.	Eligibility.

(a)    General.    Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Participants those to whom Awards shall be granted under Section 7 and shall determine the nature and amount of each Award. Only Non-Employee Directors shall be eligible to receive Awards under Section 8.

(b)    International Participants.    Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Participants (if any) employed by the Company outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Participants, and (iii) establish subplans and modified Option exercise procedures and other Award terms and procedures to the extent such actions may be necessary or advisable.

5.	Shares of Common Stock Subject to the Plan.

(a)    Authorized Number of Shares.    Unless otherwise authorized by PepsiCo’s shareholders and subject to the provisions of this Section 5 and Section 10, the maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be (i) 70 million, plus (ii) the number of shares underlying awards under the Prior Plans, which are cancelled or expire after the effective date of this Plan. Any of the authorized shares may be used for any of the types of Awards described in the Plan, except:

(i)    at least 20 million of the authorized shares will be available for issuance in connection with broad-based grants under PepsiCo’s SharePower program,

(ii)    no more than 30 million of the authorized shares may be issued pursuant to Awards other than Options granted with an Option Exercise Price equal to Fair Market Value on the date of grant, and

(iii)    no more than 50 million shares may be issued in the form of ISOs.

(b)    Share Counting.    The following shall apply in determining the number of shares remaining available for grant under this Plan:

(i)    In connection with the granting of an Option or other Award (other than a Performance Unit denominated in dollars), the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares in respect of which the Option or Award is granted or denominated; provided, however, that where a SAR is settled in shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the number of shares issued in such settlement.

(ii)    If any Option is exercised by tendering shares of Common Stock to PepsiCo as full or partial payment of the exercise price, the number of shares available for issuance under this Plan shall be increased by the number of shares so tendered.

(iii)    Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the shares allocable to the expired, cancelled, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted under this Plan.

(iv)    Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company as a result of an acquisition will not count against the reserve of available shares under this Plan.

(c)    Shares to be Delivered.    Shares of Common Stock to be delivered by the Company under this Plan shall be determined by the Committee and may consist in whole or in part of authorized but unissued shares, treasury shares or shares acquired on the open market.

6.	Award Limitations.

The maximum number of Options or SARs that can be granted to any Eligible Participant during a single calendar year cannot exceed 2,000,000. The maximum per Eligible Participant, per calendar year amount of Awards other than Options and SARs shall not exceed $15,000,000 or 500,000 shares of Common Stock. The maximum Award that may be granted to any Eligible Participant for a Performance Period greater than one year shall not exceed the foregoing annual maximum multiplied by the number of full years in the Performance Period.

7.	Awards to Eligible Participants.

(a)    Options.

(i)    Grants.    Subject to the terms and provisions of this Plan, Options may be granted to Eligible Participants. Options may consist of ISOs or NQSOs, as the Committee shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii)    Option Exercise Price.    The Option Exercise Price shall be equal to or greater than the Fair Market Value on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company.

(iii)    Term.    The term of Options shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant; provided, however, that Awards covering up to five (5) million shares of Common Stock may be issued with a term of up to fifteen (15) years.

(iv)    ISO Limits.    ISOs may only be granted to employees of PepsiCo, its divisions and subsidiaries and may only be granted to an employee who, at the time the Option is granted, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of PepsiCo. The aggregate Fair Market Value of all shares with respect to which ISOs are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

(v)    No Repricing.    Except for adjustments made pursuant to Section 10, the Option Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may any outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower Option Exercise Price without the approval of PepsiCo’s shareholders.

(vi)    Buy Out of Option Gains.    At any time after any Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and to cause PepsiCo to pay to the Participant the excess of the Fair Market Value of the shares of Common Stock covered by such Option over the Option Exercise Price of such Option at the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Buy outs pursuant to this provision shall be effected by PepsiCo as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in shares of Common Stock, or partly in cash and partly in Common Stock, as the Committee deems advisable. To the extent payment is made in shares of Common Stock, the number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice.

(b)    Stock Appreciation Rights.

(i)    Grants.    Subject to the terms and provisions of this Plan, SARs may be granted to Eligible Participants. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii)    Purchase Price.    The purchase price per share of Common Stock covered by a SAR granted pursuant to this Plan shall be equal to or greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company.

(iii)    Term.    The term of a SAR shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant; provided, however, that Awards covering up to five (5) million shares of Common Stock may be issued with a term of up to fifteen (15) years.

(iv)    Form of Payment.    The Committee may authorize payment of a SAR in the form of cash, Common Stock valued at its Fair Market Value on the date of the exercise, a combination thereof, or by any other method as the Committee may determine.

(c)    Restricted Shares / Restricted Share Units.

(i)    Grants.    Subject to the terms and provisions of the Plan, Restricted Shares or Restricted Share Units may be granted to Eligible Participants.

(ii)    Restrictions.    The Committee shall impose such terms, conditions and/or restrictions on any Restricted Shares or Restricted Share Units granted pursuant to the Plan as it may deem advisable including, without limitation: a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Share Unit; restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual); time-based restrictions on vesting; and/or restrictions under applicable Federal or state securities laws. Unless otherwise determined by the Committee at the time of grant, any time-based restriction period shall be for a minimum of three years. To the extent the Restricted Shares or Restricted Share Units are intended to be deductible under Code Section 162(m), the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 7(d) below.

(iii)    Payment of Units.    Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee.

(iv)    No Disposition During Restriction Period.    During the Restriction Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (a) cause a legend or legends to be placed on any certificates relating to such Restricted Shares, and/or (b) issue “stop transfer” instructions, as it deems necessary or appropriate.

(v)    Dividend and Voting Rights.    Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares and Restricted Share Units shall have the right to receive dividends in cash or other property or other distribution or rights in respect of such shares, and Participants who hold Restricted Shares shall have the right to vote such shares as the record owner thereof. Unless otherwise determined by the Committee, any dividends payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares or Restricted Share Units lapse.

(vi)    Share Certificates.    Each certificate issued for Restricted Shares shall be registered in the name of the Participant and deposited with the Company or its designee. At the end of the Restriction Period, a certificate representing the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the restrictions. No certificate shall be issued with respect to a Restricted Share Unit unless and until such unit is paid in shares of Common Stock.

(d)    Performance Awards.

(i)    Grants.    Subject to the provisions of the Plan, Performance Awards consisting of Performance Shares or Performance Units may be granted to Eligible Participants. Performance Awards may be granted either alone or in addition to other Awards made under the Plan.

(ii)    Performance Goals.    Unless otherwise determined by the Committee, Performance Awards shall be conditioned on the achievement of Performance Goals (which shall be based on one or more Performance Measures, as determined by the Committee) over a Performance Period. The Performance Period shall be one year, unless otherwise determined by the Committee.

(iii)    Performance Measures.    The Performance Measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed, and may consist of one or more or any combination of the following criteria: stock price, market share, sales revenue, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, and/or costs. The Performance Goals based on these Performance Measures may be made relative to the performance of other corporations.

(iv)    Negative Discretion.    Notwithstanding the achievement of any Performance Goal established under this Plan, the Committee has the discretion, by Participant, to reduce some or all of a Performance Award that would otherwise be paid.

(v)    Extraordinary Events.    At, or at any time after, the time an Award is granted, and to the extent permitted under Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the Award under the Performance Based Exception, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specific corporate transactions, accounting or tax law changes and other extraordinary and nonrecurring events.

(vi)    Interpretation.    With respect to any Award that is intended to satisfy the conditions for the Performance Based Exception under Code Section 162(m): (A) the Committee shall interpret the Plan and this Section 7 in light of Code Section 162(m) and the regulations thereunder; (B) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Code Section 162(m) and the regulations thereunder; and (C) such Award shall not be paid until the Committee shall first have certified that the Performance Goals have been achieved.

8.	Awards to Non-Employee Directors.

(a)    Awards.    Non-Employee Directors are eligible to receive any and all types of Awards under this Plan other than ISOs.

(b)    Initial Grants.    Each newly appointed Non-Employee Director shall, as soon as practicable after initially becoming a member of the Board, be granted: (i) 1,000 shares of Common Stock; (ii) an Annual Option Grant (as defined below), which for a Non-Employee Director elected after October 1 shall be pro-rated to reflect his or her date of election; and (iii) a Retainer Award, which for a Non-Employee Director elected after October 1 shall be pro-rated to reflect his or her date of election.

(c)    Annual Grants.    Each Non-Employee Director shall receive the following on October 1 (or on such other date as is determined by the Committee) of each year:

(i)    A grant of Options, the number of which shall be determined by dividing $250,000 by the Fair Market Value on the grant date (the “Annual Option Grant”).

(ii)    A retainer fee of $110,000 for each Non-Employee Director who is the chairman of a committee of the Board or $100,000 for each other Non-Employee Director (the “Retainer Award”). Each Non-Employee Director may elect to receive the Retainer Award in the form of cash, shares of Common Stock or Options at an exchange rate of three dollars ($3.00) in face value of Options for each one dollar ($1.00) of the Retainer Award.

(d)    Death, Total Disability and Retirement.    In the event of the death, Total Disability or Retirement of a Non-Employee Director prior to the granting of an Annual Option Grant and Retainer Award in respect of the fiscal year in which such event occurred, an Annual Option Grant and Retainer Award may, in the discretion of the Committee, be granted in respect of such fiscal year to the retired or disabled Non-Employee Director or his or her estate. If any Non-Employee Director ceases to be a member of the Board for any reason other than death, Total Disability or Retirement, his or her rights to any Award in respect of the fiscal year during which such cessation occurred will terminate unless the Committee determines otherwise.

(e)    Terms of Options Granted to Non-Employee Directors.

(i)    Each Option granted to a Non-Employee Director shall have an Option Exercise Price equal to the Fair Market Value on the grant date.

(ii)    Each Option granted to a Non-Employee Director shall be fully vested and exercisable on the grant date and have a term of ten years; provided, however, in the event the holder of the Option ceases to be a member of the Board for a reason other than death, Total Disability or Retirement, such Option shall immediately terminate and expire.

(iii)    No Options granted to a Non-Employee Director may be exercised after he or she ceases to be a member of the Board, except that: (A) if such cessation occurs by reason of death, the Options then held by the Non-Employee Director may be exercised by his or her designated beneficiary (or, if none, his or her legal representative) until the expiration of such Options in accordance with the terms hereof; (B) if such cessation occurs by reason of the Non-Employee Director incurring a Total Disability, the Options then held by the Non-Employee Director may be exercised by him or her until the expiration of such Options in accordance with the terms hereof; and (C) if such cessation occurs by reason of the Non-Employee Director’s Retirement, the Options then held by the Non-Employee Director may be exercised by him or her until the expiration of such Options in accordance with the terms hereof.

(f)    Exercise of Options Granted to Non-Employee Directors.

(i)    To exercise an Option, a Non-Employee Director must provide to PepsiCo (A) a written notice specifying the number of Options to be exercised and (B) to the extent applicable, any required payments due upon exercise.

(ii)    Non-Employee Directors may exercise Options under either of the following methods:

(A)    Cashless Exercise.    Non-Employee Directors may exercise Options through a registered broker-dealer pursuant to cashless exercise procedures that are, from time to time, approved by the Committee. Proceeds from any such exercise shall be used to pay the exercise costs, which include the Option Exercise Price, applicable taxes, brokerage commissions and SEC fees. Any remaining proceeds from the sale shall be delivered to the Non-Employee Director in cash or stock, as specified by the Non-Employee Director.

(B)    Standard Exercise.    Non-Employee Directors may exercise Options by paying to PepsiCo an amount in cash from his or her own funds equal to the Option Exercise Price and any taxes required at exercise. A certificate representing the shares of Common Stock that the Non-Employee Director purchased shall be delivered to him or her only after the Option Exercise Price and the applicable taxes have been paid.

9.	Deferred Payments.

Subject to the terms of this Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion.

10.	Dilution and Other Adjustments.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in corporate structure affecting any class of Common Stock, the Committee may, but shall not be required to, make such adjustments in the class and aggregate number of shares which may be delivered under this Plan as described in Section 5, the individual award maximums under Section 6, the class, number, and Option Exercise Price of outstanding Options and the class and number of shares subject to any other Awards granted under this Plan (provided the number of shares of any class subject to any Award shall always be a whole number), as may be determined to be appropriate by the Committee, and any such adjustment may, in the sole discretion of the Committee, take the form of Options covering more than one class of Common Stock. Such adjustment shall be conclusive and binding for all purposes of the Plan.

11.	Change in Control.

Upon a Change in Control, the following shall occur:

(a)    Options.    Effective on the date of such Change in Control, all outstanding and unvested Options granted under the Plan shall immediately vest and become exercisable, and all Options then outstanding under the Plan shall remain outstanding in accordance with their terms. Notwithstanding anything to the contrary in this Plan, in the event that any Option granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such Option is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such Option is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such Option shall immediately be entitled to receive a lump sum cash payment equal to (A) the gain on such Option or (B) only if greater than the gain and only with respect to NQSOs the Black-Scholes value of such Option (as determined by a nationally recognized independent investment banker chosen by PepsiCo), in either case calculated on the date such Option becomes unexercisable. For purposes of the preceding sentence, the gain on an Option shall be calculated as the difference between the closing price per share of Common Stock as of the date such Option becomes unexercisable less the Option Exercise Price.

(b)    Stock Appreciation Rights.    Effective on the date of such Change in Control, all outstanding and unvested SARs granted under the Plan shall immediately vest and become exercisable, and all SARs then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any SAR granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such SAR is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such SAR is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such SAR shall immediately be entitled to receive a lump sum cash payment equal to the gain on such SAR. For purposes of the preceding sentence, the gain on a SAR shall be calculated as the difference between the closing price per share of Common Stock as of the date such SAR becomes unexercisable and the purchase price per share of Common Stock covered by the SAR.

(c)    Restricted Shares/Restricted Share Units.    Upon a Change of Control all Restricted Shares and Restricted Share Units shall immediately vest and be distributed to Participants, effective as of the date of the Change of Control.

(d)    Performance Awards.    Each Performance Award granted under the Plan that is outstanding on the date of the Change in Control shall immediately vest and the holder of such Performance Award shall be entitled to a lump sum cash payment equal to the amount of such Performance Award payable at the end of the Performance Period as if 100% of the Performance Goals have been achieved.

(e)    Timing of Payment.    Any amount required to be paid pursuant to this Section 11 shall be paid as soon as practical after the date such amount becomes payable.

(f)    Definition.    “Change in Control” means the occurrence of any of the following events: (i) acquisition of 20% or more of the outstanding voting securities of PepsiCo, Inc. by another entity or group; excluding, however, the following (A) any acquisition by PepsiCo, Inc., or (B) any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo, Inc.; (ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo, Inc. (the “Board”) at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period); (iii) PepsiCo, Inc. shareholders approve a merger or consolidation of PepsiCo, Inc. with another company, and PepsiCo, Inc. is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo, Inc.; (iv) PepsiCo, Inc. shareholders approve a plan of complete liquidation of PepsiCo, Inc. or the sale or disposition of all or substantially all of PepsiCo, Inc.’s assets; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, Inc., and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph.

12.	Miscellaneous Provisions.

(a)    Misconduct.    Except as otherwise provided in agreements covering Awards hereunder, a Participant shall forfeit all rights in his or her outstanding Awards under the Plan, and all such outstanding Awards shall automatically terminate and lapse, if the Committee determines that such Participant has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, including without limitation, a violation of any Company code of conduct, (iii) engaged in unlawful trading in the securities of PepsiCo or of another company based on information gained as a result of that Participant’s employment or other relationship with the Company, or (iv) committed a felony or other serious crime.

(b)    Rights as Shareholder.    Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until certificates for shares of Common Stock are issued to the Participant.

(c)    No Loans.    No loans from the Company to Participants shall be permitted under this Plan.

(d)    Assignment or Transfer.    Unless the Committee shall specifically determine otherwise, no Award under the Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant. Once awarded, the shares of Common Stock received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to the restrictions imposed by the Securities Act of 1933, Section 16 of the Securities Exchange Act of 1934 and PepsiCo’s Insider Trading Policy, each as amended from time to time.

(e)    Withholding Taxes.    PepsiCo shall have the right to deduct from all Awards paid in cash (and any other payment hereunder) any federal, state, local or foreign taxes required by law to be withheld with respect to such Awards and, with respect to Awards paid in stock or upon exercise of Options, to require the payment (through withholding from the Participant’s salary or otherwise) of any such taxes. The obligations of PepsiCo to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

(f)    No Rights to Awards.    Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of PepsiCo or any of its subsidiaries, divisions or affiliates. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees (i) that the Award will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for Awards already granted under the Plan), (ii) that Awards are not a constituent part of salary and that the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under this Plan to require Awards to be granted to him or her in the future under this Plan or any other plan, (iii) that the value of Awards received under the Plan will be excluded from the calculation of termination indemnities or other severance payments, and (iv) that the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of Options and stock and the exercise of Options, including, without limitation, currency and exchange laws, rules and regulations.

(g)    Beneficiary Designation.    To the extent allowed by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(h)    Costs and Expenses.    The cost and expenses of administering the Plan shall be borne by PepsiCo and not charged to any Award or to any Participant.

(i)    Fractional Shares.    Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Committee may pay cash in lieu of a fraction or round the fraction, in its discretion.

(j)    Funding of Plan.    PepsiCo shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan.

(k)    Indemnification.    Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in PepsiCo’s Certificate of Incorporation and Bylaws as in effect from time to time.

(l)    Successors.    All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

13.	Effective Date, Governing Law, Amendments and Termination.

(a)    Effective Date.    The Plan was approved by the Board on January 30, 2003 and shall become effective on the date it is approved by PepsiCo’s shareholders.

(b)    Amendments.    The Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment. Notwithstanding the foregoing, unless PepsiCo’s shareholders shall have first approved the amendment, no amendment of the Plan shall be effective which would (i) increase the maximum number of shares of Common Stock which may be delivered under the Plan or to any one individual (except to the extent such amendment is made pursuant to Section 10 hereof), (ii) extend the maximum period during which Awards may be granted under the Plan, (iii) add to the types of awards that can be made under the Plan, (iv) change the Performance Measures pursuant to which Performance Awards are earned, (v) modify the requirements as to eligibility for participation in the Plan, or (vi) require shareholder approval pursuant to this Plan or applicable law to be effective. With the consent of the Participant affected, the Committee may amend outstanding agreements evidencing Awards under the Plan in a manner not inconsistent with the terms of the Plan.

(c)    Governing Law.    All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of North Carolina without giving effect to conflict of laws principles.

(d)    Termination.    No Awards shall be made under the Plan after the tenth anniversary of the date on which PepsiCo’s shareholders approve the Plan.

Appendix A - Proxy Card VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE 1-866-358-4697	INTERNET https://www.proxyvotenow.com/pep	MAIL

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

March 24, 2003 Your proxy card is attached below. Please read the enclosed proxy statement, then vote your proxy at your earliest convenience.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

1-866-358-4697

CALL TOLL-FREE TO VOTE

ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

☐	(Please sign, date and return this proxy card in the enclosed envelope.)	☒
Votes MUST be indicated (x) in Black or Blue ink.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1, 2 AND 3.

1.	Election of Directors: Nominees

01 - J.F. Akers, 02 - R.E. Allen, 03 - P. Foy, 04 - R.L. Hunt,

05 - A.C. Martinez, 06 - I.K. Nooyi, 07 - F.D. Raines, 08 - S.S

Reinemund, 09 - S.P. Rockefeller, 10 - J. J. Schiro 11 - F.A.

Thomas, 12 - C.M. Trudell, 13 - S.D. Trujillo and 14 - D. Vasella.

	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐	*EXCEPTIONS	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.) *Exceptions
	FOR	AGAINST	ABSTAIN

2. Approval of Auditors	☐	☐	☐	Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No. 1, 2 and 3 and VOTED AGAINST Items No. 4, 5 and 6.
3. Approval of 2003 Long-Term Incentive Plan	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS NO. 4, 5 AND 6.	FOR	AGAINST	ABSTAIN	S C A N L I N E

4. Shareholder Proposal (Proxy Statement p. 26)	☐	☐	☐

Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

5. Shareholder Proposal (Proxy Statement p. 26)	☐	☐	☐
6. Shareholder Proposal (Proxy Statement p. 28)	☐	☐	☐

Date Share Owner sign here Co-Owner sign here

Directions to Frito-Lay Headquarters

7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2003

This Proxy is Solicited on Behalf of PepsiCo’s Board of Directors

The undersigned hereby appoints Steven S Reinemund and David R. Andrews, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 7, 2003 at 11:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on other side)

I PLAN TO ATTEND MEETING.
If you check this box to the right an admission card will be sent to you.	☐	PEPSICO, INC. P.O. BOX 11278 NEW YORK, N.Y. 10203-0278
To change your address, please mark this box.	☐
To include any comments, please mark this box.	☐